UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No. )

Filed by the Registrant  ☒

Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material under §240.14a-12

GROUP 1 AUTOMOTIVE, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

☒	No fee required.

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

GROUP 1 AUTOMOTIVE®

NOTICE OF ANNUAL MEETING &

2022 PROXY STATEMENT

Wednesday, May 18, 2022
10:00 a.m., Central Daylight Saving Time
virtualshareholdermeeting.com/GPI2022

 Dear Fellow Shareholder

We are pleased to invite you to attend Group 1 Automotive’s 2022 Annual Meeting of Shareholders to be held virtually on Wednesday, May 18, 2022, at 10:00 a.m. Central Daylight Saving Time. Please see the Notice of Annual Meeting for more information on how to attend and participate in the Annual Meeting.

OVERVIEW

Fiscal year 2021 was another record year for Group 1 Automotive. Despite the ongoing pandemic and well documented supply-chain disruptions, we were able to achieve significant growth in most of our financial metrics.

Key accomplishments included: (i) revenue of $13.8 billion, an increase of 27%, (ii) adjusted earnings per share of $35.02, an increase of 94%, (iii) adjusted net income of $642 million, an increase of 93%, and (iv) $755.5 million adjusted operating cash flow, an increase of 50%(1). These results were attributable to expanded margins in our new and used vehicle sales, continued growth in our aftersales and finance and insurance businesses, and strong cost control. As a result of our 2021 financial performance, the Company generated strong cash flow which allowed us to grow the business by acquisitions as well as the repurchase of approximately 6% of our shares.

The Company completed major acquisitions in both our U.S. and U.K. markets in 2021, resulting in an increase in our total dealership count as of December 31, 2021 to 218 from 184 at year-end 2020. The Company increased its footprint in the northeast United States with the acquisition of 33 dealerships, further diversifying our geographic footprint in the United States. In the United Kingdom, the Company added additional scale with the acquisition of 7 dealerships. These transactions represented, in the aggregate, $2.5 billion of annualized revenues. The Company also announced the divesture of our Brazilian operations with an expected closing date in the second quarter of 2022.

INITIATIVES

In 2021, we continued our work to prepare for increasing sales volumes of alternative fuel and electric vehicles (“EV”) by working with local utility companies and auto manufacturers to increase vehicle charging capacity. We also made additional investments in EV service equipment and training for our employees.

In furtherance of our Human Capital initiatives, we appointed our first Chief Diversity Officer in May 2021 to continue the development and execution of our diversity, equity, and inclusion (“DEI”) strategy throughout the organization. This new role integrates our DEI strategy into every aspect of the employee lifecycle from recruitment to retention.

We look forward to your participation in our 2022 virtual Annual Meeting, but if you cannot participate, we solicit your participation to vote on the business items set forth in the attached notice. Regardless of the number of shares you own, your vote matters. We encourage you to sign and return your proxy card or use telephone or internet voting features prior to the meeting to assure that your shares are represented and voted at the meeting.

On behalf of our Board of Directors and all Group 1 Automotive team members, thank you for your continued interest and support in Group 1 Automotive, Inc.

Sincerely,

Stephen D. Quinn Chairman of the Board	Earl J. Hesterberg President & CEO

(1)

Adjusted earnings per common share, adjusted net income, and adjusted operating cash flow are non-GAAP financial measures. Information regarding these non-GAAP financial measures, including reconciliation to most directly comparable GAAP measures, is included in Appendix A.

Notice of Annual Meeting of Shareholders

MATTERS TO BE VOTED ON:

1.

To elect the nine director nominees named in the proxy statement, each for a term expiring at the 2023 Annual Meeting of Shareholders or until their successors are duly elected and qualified, or until their earlier death, resignation or removal;

2.	To approve, on a non-binding advisory basis, our executive compensation;

3.	To ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for 2022; and

4.	To transact such other business as may be properly brought before the meeting.

Shareholders of record at the close of business on March 21, 2022, will be entitled to notice of and to vote during the Annual Meeting and at any adjournments or postponements thereof.

We are pleased this year to conduct the Annual Meeting solely online via the Internet through a live webcast and online shareholder tools. We believe a virtual format facilitates shareholder attendance and participation by leveraging technology to allow us to communicate more effectively and efficiently with our shareholders. This format empowers shareholders around the world to participate at no cost. We have designed the virtual format to enhance shareholder access and participation and protect shareholder rights, as described in more detail in the proxy statement.

The proxy materials, including this Notice of Annual Meeting, proxy statement, proxy card, and our Annual Report on Form 10-K for the fiscal year ended December 31, 2021 are being distributed and made available beginning on April 12, 2022.

Your vote is important. We urge you to review the accompanying materials carefully and to vote by telephone or internet as promptly as possible. Alternatively, you may complete, sign and return the proxy card, by mail.

Houston, Texas

April 12, 2022

By Order of the Board of Directors,

Beth Sibley

Corporate Secretary

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to be held on May 18, 2022.
The Notice of Annual Meeting of Shareholders, our Proxy Statement and form proxy card for the Annual Meeting and our Annual Report on Form 10-K for the fiscal year ended December 31, 2021 are available at www.proxyvote.com.

Proxy Statement 2022  |  1

Business and Financial Highlights

Despite the unique challenges of the coronavirus (“COVID-19”) pandemic, Group 1 Automotive, Inc. (“Group 1” or the “Company”) continued to deliver record-setting financial results and increased operational effectiveness in 2021. The Company achieved solid results by successfully expanding its omnichannel marketing, closing attractive acquisitions involving approximately $2.5 billion in acquired revenues, executing an aggressive cost reduction plan and reengineering its processes. Our 2021 financial results compared to 2020 included:

✓  All-time record GAAP EPS for 2021 was $30.11, a 94.1% increase;

✓  Adjusted EPS for 2021 was $35.02, a 93.9% increase;

✓  All-time record GAAP net income for 2021 was $552.1 million, a 92.7% increase;

✓  Adjusted net income for 2021 was $642.1 million, a 92.5% increase;

✓  Achieved all-time U.S. Finance and Insurance (“F&I”) performance record of $2,155 per retail unit;

✓  Increased same store used vehicle total gross profit by 71.0%;

✓  Increased same store parts and service gross profit by 15.5%;

✓  Issued quarterly dividends totaling $1.33 per share for the full year;

✓  Repurchased 1,103,417 shares of common stock at an average price per share of $190.82, representing approximately 6% of total share float;

✓  GAAP operating cash flow of $1,259.6 million, a 56.4% increase;

✓  Generated record adjusted operating cash flow of $755.5 million, a 50.0% increase;

✓  Reduced SG&A as a % of gross profit from 65.6% in 2020 to a record 60.5% in 2021; and

✓  Acquired approximately $2.5 billion in annual revenues, an all-time annual record for the Company.

*Please see Appendix A for an explanation and reconciliation of these non-GAAP measures.

[THIS PAGE INTENTIONALLY LEFT BLANK]

Proxy Statement 2022 | 2

Proxy Statement 2022  |  3

2022 Proxy Summary

This summary highlights information contained elsewhere in this proxy statement. This summary does not contain all of the information that you should consider, and you should read this entire proxy statement carefully before voting.

VOTING

Shareholders as of the record date are entitled to vote. Each share of common stock is entitled to one vote for each director nominee and each proposal. All elections of directors shall be decided by a majority of votes cast by shareholders entitled to vote. All other matters submitted to the shareholders shall be decided by vote of a majority of the shares present online or represented by proxy.

VOTING MATTERS AND BOARD RECOMMENDATIONS

Management Proposals:	Board’s Recommendation	Page (for more detail)

Election of Nine Director Nominees	FOR	17

Approval, on a Non-Binding Advisory Basis, of our Executive Compensation	FOR	25

Ratification of Deloitte & Touche LLP as Independent Registered Public Accounting Firm	FOR	27

GOVERNANCE HIGHLIGHTS

Board Composition and Independence	Board and Committee Practices	Board Oversight of Risk Management

✓  Separation of the Chair and CEO roles

✓  7 of 9 director nominees are independent

✓  100% independent Audit, Compensation and Governance Committees

✓  Mandatory retirement age

✓  Limits on Board member service on other public company boards

✓  Annual Board and Committee evaluations

✓  Director orientation and continuing education

✓  Robust stock ownership guidelines

✓  Executive sessions provided for all quarterly Board and Committee meetings

✓  Philosophy of continuous Board refreshment to ensure a mix of skills, experience, tenure and diversity

✓  Board has significant interaction with senior management and access to other employees

✓  Annual review of enterprise risk management program

✓  Quarterly review of Cybersecurity program

✓  Quarterly review of ESG and Health and Safety programs

✓  Quarterly review of DEI program

✓  Quarterly review of PAC and GPI foundation income (donations) and contributions

SUSTAINABILITY HIGHLIGHTS

We strongly believe that our environmental, social and governance (“ESG”) actions will help our business operations positively impact the planet, the people whose lives we touch and our bottom line. In an effort to better inform our shareholders and the investment community of our current initiatives and the actions we’ve taken, we recently released our inaugural 2021 Sustainability Report which may be found at www.group1corp.com/ESG. The report reflects the ESG progress we’ve made through 2021 and the things we hope to achieve in the future. A summary of our current ESG priorities and our respective 2021 accomplishments follows:

Our ESG Priorities

FOSTER DIVERSITY, EQUITY AND INCLUSION Appointed our first Chief Diversity Officer for executive oversight of our DEI strategy and actions

SUPPORT OUR EMPLOYEES AND COMMUNITIES Continued to encourage our employees to volunteer and to use our dealerships for community gatherings

MAINTAIN STRONG GOVERNANCE PRINCIPLES Established the ESG Working Group that reports to the Governance & Corporate Responsibility Committee on a quarterly basis

REDUCE THE ENVIRONMENTAL IMPACT OF OUR FACILITIES Installed an additional 800 solar panels to bring our current total to more than 6,400 panels

CONDUCT BUSINESS IN A SUSTAINABLE MANNER Established a team responsible for improving our electric vehicle infrastructure

Proxy Statement 2022 | 4

Proxy Statement 2022  |  5

DIRECTOR NOMINEES

The following table provides summary information about our nominees for election to the Board of Directors (the “Board”). Additional information for all of our directors may be found beginning on page 17.

					Committee Memberships

Directors	Director Since	Age	Other Public Directorships	Independent	Audit Committee	Compensation & Human Resources Committee	Finance/Risk Management Committee	Governance & Corporate Responsibility Committee

Carin M. Barth	2017	59	2	✓

Earl J. Hesterberg	2005	68	0

Steven C. Mizell[1]	2021	62	1	✓

Lincoln Pereira Filho	2013	62	1[2]

Stephen D. Quinn	2002	66	1	✓

Steven P. Stanbrook	2019	64	1	✓

Charles L. Szews	2016	65	2	✓

Anne Taylor	2018	66	2	✓

MaryAnn Wright	2014	60	2	✓

  Chair       Member

[1]	Mr. Mizell joined the Board in March 2021. He was appointed to the Governance & Corporate Responsibility Committee and the Compensation & Human Resources Committee in May 2021.

[2]	Mr. Pereira serves on the Board of Boa Vista Serviços S.A.-SCPC, a public company listed on the Brazil Stock Exchange.

EXECUTIVE COMPENSATION

We are asking our shareholders to approve, on a non-binding advisory basis, the compensation of our named executive officers (“NEOs”). We believe that our compensation policies and practices are effective in achieving our Company’s goals of rewarding significant financial and operating performance, leadership excellence and aligning the executives’ long-term interests with those of our shareholders. Our compensation philosophy is to set the fixed compensation of our named executive officers competitively for their demonstrated skills and industry experience. Our variable compensation, both annual and long-term, reflects the results of performance against a combination of quantitative and subjective measures. At last year’s Annual Meeting of Shareholders, the compensation of our named executive officers was approved with a substantial majority of our shareholders (97% of votes cast) voting in favor of our executive compensation program.

In evaluating this year’s “say-on-pay” proposal, we recommend that you review the section entitled “2021 Compensation Discussion and Analysis” (“CD&A”) beginning on page 33, as well as the Summary Compensation Table and related compensation tables and narratives, which explain how and why the Compensation & Human Resources (“CHR”) Committee arrived at its executive compensation actions and decisions for 2021, and provide detailed information on the compensation of our named executive officers.

2021 SUMMARY COMPENSATION

For more information, visit the section titled “Executive Compensation – 2021 Summary Compensation Table” on page 50.

Name and Principal Position	Salary ($)	Stock Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)

Earl J. Hesterberg President and Chief Executive Officer	1,240,000	3,799,959	2,480,000	849,078	208,220	8,577,257

Daryl A. Kenningham President, U.S. and Brazilian Operations	760,000	1,999,994	1,121,000	342,173	174,355	4,397,522

Daniel McHenry Senior Vice President and Chief Financial Officer	575,000	499,925	661,250	859	34,557	1,771,591

Frank Grese, Jr. Senior Vice President, Human Resources, Training and Operations Support	633,450	699,807	715,799	373,425	32,605	2,455,086

Peter C. DeLongchamps Senior Vice President, Manufacturer Relations, Financial Services and Public Affairs	530,450	799,821	610,018	142,794	29,663	2,112,746

Proxy Statement 2022 | 6

Proxy Statement 2022  |  7

Proxy Statement

2022 ANNUAL MEETING DATE AND VIRTUAL LOCATION

Our 2022 Annual Meeting of Shareholders (the “Annual Meeting”) will be held virtually at www.virtualshareholdermeeting.com/GPI2022, on Wednesday, May 18, 2022, at 10:00 a.m., Central Daylight Saving Time, or at such other time and place to which the meeting may be adjourned.

We have decided to conduct the Annual Meeting solely online via the Internet through a live webcast and online shareholder tools. We believe a virtual format facilitates shareholder attendance and participation by leveraging technology to allow us to communicate more effectively and efficiently with our shareholders. This format empowers shareholders around the world to participate at no cost. We have designed the virtual format to enhance shareholder access and participation and protect shareholder rights. Specifically,

We Encourage Questions. Shareholders have multiple opportunities to submit questions for the meeting. Shareholders may submit a question online in advance or live during the meeting, following the instructions below. During the meeting, we will answer as many appropriate shareholder-submitted questions as time permits. Following the Annual Meeting, we will publish an answer to each appropriate question we received on our Investor Relations website at www.group1corp.com as soon as practicable.

We Believe in Transparency. Although the live webcast is available only to shareholders at the time of the meeting, following completion of the Annual Meeting, a webcast replay, final report of the inspector of election, and answers to all appropriate questions asked by investors in connection with the Annual Meeting will be posted as soon as practicable to our Investor Relations website at www.group1corp.com.

We Proactively Take Steps to Facilitate Your Participation. During the Annual Meeting, we will offer live technical support for all shareholders attending the meeting.

ATTENDING THE ANNUAL MEETING

To attend, vote and submit questions during the Annual Meeting, shareholders of record must use their control number on their proxy card to log into www.virtualshareholdermeeting.com/GPI2022; beneficial shareholders who do not have a control number may gain access to the meeting by logging into their brokerage firm’s website and selecting the shareholder communications mailbox to link through to the Annual Meeting; instructions should also be provided on the voting instruction card provided by their broker, bank, or other nominee.

Online access to the meeting will begin at 9:30 a.m., Central Daylight Saving Time. If you encounter any difficulties accessing the virtual meeting during the check-in or course of the Annual Meeting, a phone number will be posted on the website to connect you to technical support.

Shareholders who wish to submit a question in advance may do so either by emailing Investor Relations at ir@group1auto.com by 5:00 p.m., Central Daylight Saving Time, Tuesday, May 17, 2022, or visiting our Annual Meeting website, www.virtualshareholdermeeting.com/GPI2022. Shareholders also may submit questions live during the meeting. We plan to reserve some time for shareholder questions to be read and answered by Company personnel during the meeting. In submitting questions, please note that we will only address questions that are germane to the matters being voted on at our Annual Meeting.

References in this proxy statement to the Annual Meeting also refer to any adjournments, postponements or changes in location of the meeting, to the extent applicable.

DELIVERY OF PROXY MATERIALS

The proxy card provides instructions on how to inform us to send future proxy materials to you electronically by email. If you choose to receive future proxy materials by email, you will receive an email next year with instructions containing a link to those materials and a link to the proxy-voting site. Your election to receive proxy materials by email or printed form will remain in effect until you terminate it.

Choosing to receive future proxy materials by email will allow us to provide you with the information you need in a timelier manner, save the cost of printing and mailing documents, and conserve natural resources.

Proxy Statement 2022 | 8

Proxy Statement 2022  |  9

Information about Our Board of

Directors and its Committees

MEETINGS OF THE BOARD OF DIRECTORS AND ITS COMMITTEES

In 2021, the Board held ten meetings, and acted by unanimous written consent nine times. The committees of the Board held a combined total of 24 meetings. With the exception of three directors that were unable to attend one ad hoc Board meeting, each director attended 100% of the aggregate of all of the meetings of the Board and the committees on which he or she served during the periods in which he or she served during 2021. Under our Corporate Governance Guidelines, our directors are encouraged to attend the annual meeting of our shareholders. All director nominees attended our 2021 Annual Meeting of Shareholders.

BOARD PERFORMANCE PROCESS

Our Board and each of its committees annually conduct a self-evaluation to assess and identify opportunities to improve their respective performance. The Governance & Corporate Responsibility (“GCR”) Committee is tasked with the oversight of the annual performance evaluation and to assist in designing and implementing such evaluations.

We engage a third party to assist us by preparing the performance assessments for electronic delivery, compiling the responses, and aggregating the results. Among other topics addressed, the Board and committee evaluations solicit director opinions related to Board and committee effectiveness, director preparedness, strategic oversight, risk management, scope and content of presentations, access to management, and CEO and Board succession planning.

As part of the evaluation process, the Board Chair meets individually with each committee chair to discuss the results of his or her committee’s evaluation. The results of the committee evaluations are then reviewed by each committee chair with his or her committee members. The Board Chair then meets with each director individually to discuss the results of the Board evaluation. In addition, the results of the Board and committee evaluations are discussed at the full Board and committee meetings.

CORPORATE GOVERNANCE

The Board has a standing Audit Committee, CHR Committee, GCR Committee and Finance/Risk Management (“FRM”) Committee. Each committee may form and delegate some or all of its authority to subcommittees when it deems appropriate. Each committee also has the authority to obtain advice and assistance from internal or external legal, accounting or other advisors, to approve the fees and expenses of such outside advisors, and to cause the Company to pay the fees and expenses of such outside advisors. The CHR Committee additionally has the sole authority to retain and terminate any compensation consultant to be used to assist in the evaluation of the compensation of our senior corporate officers and also has the sole authority to approve the consultant’s fees and other retention terms.

BOARD LEADERSHIP STRUCTURE

The GCR Committee annually assesses and approves the leadership structure of the Board. In 2021, the GCR Committee determined that having an independent director serve as non-executive Board Chair continues to be in the best interest of our shareholders at this time. Our Chief Executive Officer is responsible for setting our strategic direction and providing day-to-day leadership, while the Board Chair sets the agenda for Board meetings, presides over meetings of the full Board and provides guidance to our Chief Executive Officer. We believe this structure currently ensures a greater role for the independent directors in the oversight of our Company and active participation of the independent directors in establishing priorities and procedures for our Board.

DIRECTOR QUALIFICATIONS AND DIVERSITY CONSIDERATIONS

Our Board’s objective is to select individuals that have a demonstrated record of integrity, sound business judgment, leadership, objectivity, independence of mind, and commitment. In selecting potential Board candidates, our Board seeks independent directors who represent a mix of backgrounds and experiences that will enhance the quality of our Board’s deliberations and decisions. In considering candidates for our Board, the GCR Committee, which identifies and recommends board candidates to the full Board, will consider the entirety of each candidate’s credentials. There is currently no set of specific minimum qualifications that must be met by a nominee recommended by the GCR Committee, as different factors may assume greater or lesser significance at particular times and the needs of our Board may vary in light of its composition and the GCR Committee’s perceptions about future issues and needs. However, while the GCR Committee does not maintain a formal list of qualifications, in making its evaluation and recommendation of candidates, the GCR Committee may consider, among other factors, diversity, age, skill, experience in the context of the needs of our Board, independence qualifications, moral character and whether prospective nominees have relevant business and financial experience or have industry or other specialized expertise.

The GCR Committee considers the diversity of the Board when identifying director nominees in accordance with its charter. We believe board membership should reflect diversity in its broadest sense, including persons diverse in perspectives, personal and professional experiences, geography, gender, race and ethnicity. This process has resulted in a Board that is comprised of highly qualified and diverse directors.

BOARD INDEPENDENCE

The Board determined that all non-employee directors are independent directors under the listing standards of the New York Stock Exchange (“NYSE”). As part of its analysis, the Board determined that none of the directors have a material relationship with our Company. Each of Messrs. Hesterberg and Pereira was determined not to be independent because they are employees of Group 1.

The Board has determined that each of the members of the Audit Committee, CHR Committee and GCR Committee are independent under applicable NYSE and Securities and Exchange Commission (“SEC”) rules for committee memberships, and that each member of the Audit Committee also meets the additional independence criteria set forth in Rule 10A-3(b)(1) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). All members of the Finance/Risk Management Committee, except for Messrs. Hesterberg and Pereira, are also independent as defined under the NYSE’s listing standards. The Board has also determined that each of Ms. Barth and Messrs. Quinn and Szews qualifies as an “audit committee financial expert” as that term is defined under SEC rules.

We have in the past, and may, in the future, make donations to various charitable organizations. From time to time, some of our directors, officers and employees have been, and in the future may be, affiliated with such charities. During the annual independence review, our GCR Committee determined that any such affiliations did not impact the independence of our directors. We did not make any charitable donations to any organizations affiliated with our directors or officers in 2021.

DIRECTOR RESIGNATION POLICY

Under our director resignation policy, in an uncontested election of directors, any nominee who receives a greater number of votes “against” than votes “for” his or her election will, promptly following the certification of the shareholder vote, tender his or her written resignation to the Board for consideration by the GCR Committee. The GCR Committee will consider the resignation, as well as all factors it considers relevant, and will make a recommendation to the Board concerning whether to accept or reject such resignation.

The Board will take formal action on the recommendation no later than 90 days following the certification of the results of the shareholders’ meeting. The Company will promptly disclose to the public the Board’s decision whether to accept or reject the director’s tendered resignation. If applicable, the Board will also disclose the reason or reasons for rejecting the tendered resignation.

Proxy Statement 2022 | 10

Proxy Statement 2022  |  11

COMMITTEES OF OUR BOARD

Our Board has established four standing committees to assist it in discharging its responsibilities: the Audit Committee, the CHR Committee, the GCR Committee and the Finance/Risk Management Committee. Each committee is required to perform the key functions summarized below as well as other such functions set forth in its charter or assigned by our Board from time to time.

Audit Committee

Our Audit Committee assists the Board in oversight of Group 1’s:

•	financial statements and other financial information provided by us to any governmental body or the public;

•	compliance with legal and regulatory requirements;

•	the qualifications, performance and independence of our independent registered public accounting firm; and

•	the effectiveness and performance of our internal audit function.

In addition, the Audit Committee is directly responsible for the appointment, compensation, retention and oversight of the work of our independent registered public accounting firm.

The Audit Committee held nine meetings during 2021 and acted by unanimous written consent one time.

The Report of the Audit Committee is set forth on page 29 of this proxy statement.

Compensation & Human Resources Committee

Our CHR Committee’s responsibilities are to:

•	review, evaluate, and approve senior corporate officers’ compensation;

•	identify, manage and mitigate any potential risks in the Company’s executive compensation plans;

•	oversee all matters relating to the succession of the key corporate officers of the Company other than our Chief Executive Officer;

•

review and discuss with our management the CD&A to be included in our proxy statement for the Annual Meeting of Shareholders and to determine whether to recommend to our Board that the CD&A be included in the proxy statement, in accordance with applicable rules and regulations;

•	produce the Compensation & Human Resources Committee Report for inclusion in the proxy statement;

•	oversee the Company’s human capital resources management strategy, including the recruitment, development and retention of personnel, talent management, and diversity, equity and inclusion; and

•	otherwise discharge our Board’s responsibility relating to compensation of our senior corporate officers.

For additional information regarding the role of management in the CHR Committee process, please see “2021 Compensation Discussion and Analysis — Role of the Compensation & Human Resources Committee, its Consultant and Management.”

The CHR Committee held seven meetings during 2021 and acted by unanimous written consent one time.

The Report of the CHR Committee is set forth on page 49 of this proxy statement.

Governance & Corporate Responsibility Committee

Our GCR Committee’s responsibilities are to:

•	assist our Board by identifying individuals qualified to become members of our Board and recommend director nominees to our Board;

•	recommend to our Board the appropriate composition of our Board and its committees and Board committee membership and leadership;

•	advise our Board about and recommend to it appropriate corporate governance guidelines and practices and assist in implementing the same;

•	oversee the succession of our Chief Executive Officer;

•	review the Company’s policies governing political contributions and lobbying, and review Company and political action committee political contributions and expenditures;

•	review matters relating to the Company’s governance and corporate responsibility to confirm compliance with emerging best practices;

•	review ESG matters, including significant issues of corporate social and environmental responsibility and safety;

•	review the Company’s material community participation and charitable efforts, including matters relating to the Group 1 Foundation; and

•	establish, review and approve the compensation of our directors.

The GCR Committee held four meetings during 2021.

Finance/Risk Management Committee

Our Finance/Risk Management Committee assists our Board in its oversight of corporate finance and risk management, including:

•

review, oversee, advise and report to our Board regarding our financial status and capital structure, debt and equity financings, cash management and other banking activities, compliance with covenants of material debt instruments, investor/shareholder relations, relationships with various financial constituents and securities repurchase activities, and authorize transactions related thereto within limits prescribed by our Board;

•	review return on investment for our shareholders through dividend and stock repurchase programs;

•	review and assess risk exposure, including cybersecurity and insurance related to our operations, and authorize transactions within limits prescribed by our Board; and

•

review capital expenditures and other capital spending plans, including significant acquisitions and dispositions of businesses or assets, and authorize transactions within limits prescribed by our Board.

The Finance/Risk Management Committee held five meetings during 2021 and acted by unanimous written consent one time.

RISK OVERSIGHT

We have a robust Enterprise Risk Management Program, designed to identify, assess, monitor, manage, and mitigate our significant business risks by concentrating primarily in five principal areas: (1) safety and property damage risk; (2) strategic planning and operational risk; (3) financial and accounting risk; (4) information technology and cybersecurity risk; and (5) governance, regulatory and legislative risk. Risk profiles are formally updated annually and as needed when significant risks emerge like COVID-19 pandemic risks in 2020. Management updates the Finance/Risk Management Committee as new risks are identified, and on the steps taken to mitigate such risks. On an annual basis, management reviews results from tests of key risks with the full Board and the steps taken to mitigate new risks which have been identified.

Further, outside counsel advises our Board periodically on an as-needed basis to keep our directors informed concerning legal risks and other legal matters involving our Company. Finally, we have robust internal audit systems in place to help identify and mitigate risk and improve our internal controls, including reviewing our adherence to policies and procedures.

Proxy Statement 2022 | 12

Proxy Statement 2022  |  13

Each Board committee has a significant role in assisting the Board in overseeing the risks that impact Group 1. Each committee is responsible for overseeing risks associated with its respective area of responsibility as further detailed below.

Committee	Responsibilities

Finance/Risk Management Committee

• Oversight of our operations risk, including quarterly reviews of cybersecurity and data protection, litigation management, and enterprise risk management strategies.

• Monitors our finance-related activities and provides guidance to management and the Board concerning our capital structure, capital allocation and our long-range financial policies and objectives.

• Oversees the formal process to identify risks company-wide, allocate them to the appropriate Board committee, and ensure that risk mitigation activities are being followed.

Audit Committee

• Oversight of risks relating to accounting matters, financial reporting and legal and regulatory compliance.

• Meets with our management and independent registered public accounting firm regarding the adequacy of our financial controls and our compliance with legal, tax and regulatory matters, as well as our significant financial and accounting policies.

• Meets with our vice president of internal audit and with other members of management, to review the identified risk areas and scope and results of the internal audits.

• Audit Committee Chair routinely meets between formal Audit Committee meetings with our chief financial officer, general counsel, corporate controller, vice president of internal audit and our independent registered public accounting firm.

Compensation & Human Resources Committee

• Oversight of succession planning for our key corporate officers (except our Chief Executive Officer) and the associated risks.

• Responsible for overseeing risks relating to employment policies, our compensation policies and programs, including the DEI Council, and our benefits systems.

• Has retained its own compensation consultant and meets regularly with management to understand the financial, human resources and shareholder implications of compensation decisions being made.

• A separate discussion regarding the risk considerations in our compensation programs, including the processes that are put in place by the CHR Committee and management to identify, manage and mitigate potential risks in compensation, can be found beginning on page 48 of this proxy statement.

Governance & Corporate Responsibility Committee

• Oversight of succession planning for our Chief Executive Officer and the associated risks.

• Responsible for identifying diverse and qualified Board candidates and other matters related to Board succession planning.

• Conducts a review of the performance of the Board and its committees and reviews and reassesses the adequacy of the corporate governance guidelines and recommends any proposed changes to the Board.

• Reviews matters relating to the Company’s governance, corporate compliance, and corporate responsibility, including ESG.

CYBERSECURITY AND INFORMATION SECURITY RISK OVERSIGHT

Our Board recognizes the importance of maintaining the trust and confidence of our customers, vendors, shareholders and employees, and devotes significant time and attention to oversight of cybersecurity and information security risk. At each of its meetings, the FRM Committee receives presentations from our VP, Information Technology, on cybersecurity and information security risk, and on our cybersecurity initiatives. We also engage cybersecurity experts to review, test, evaluate and provide recommendations on our cybersecurity program. Additionally, to assure compliance with our policies and procedures members of our internal audit department regularly visit our dealerships to ensure that our customers’ personal information is protected and secured appropriately. The results of those dealership visits are reported to the Audit Committee. In 2021, our Board, the Finance/Risk Management Committee and the Audit Committee received cybersecurity and information security risk reports at least quarterly.

Proxy Statement 2022 | 14

Proxy Statement 2022  |  15

TRANSPARENCY AND ENGAGEMENT

Governance Documents

Our key governance documents including our Corporate Governance Guidelines and committee charters are available on our Investor Relations website at www.group1corp.com and shareholders may obtain a printed copy, free of charge, by sending a written request to Group 1 Automotive, Inc., 800 Gessner, Suite 500, Houston, TX 77024, Attn: Corporate Secretary.

Communications With Directors

Our Board welcomes communications from our shareholders and other interested parties. Shareholders and any other interested parties may send communications to our Board, to any committee of our Board, to the independent Board Chair (who presides over the executive sessions of our independent and non-management directors), or to any director in particular, to:

c/o Group 1 Automotive, Inc.

800 Gessner, Suite 500

Houston, Texas 77024

Attn: Chair of the Board

Any appropriate correspondence addressed to our Board, to any committee of our Board, to the independent Board Chair, or to any one of the directors in care of our offices will be forwarded to the addressee or addressees.

Investor Outreach

Each year, management interfaces with prospective investors, existing shareholders, and buy-side and sell-side investment research analysts in a variety of event formats, to discuss the Company’s publicly disclosed performance, business strategy and outlook, and corporate governance. These events include earnings teleconferences; investor calls, meetings, and conference events; non-deal road trips; and occasionally site visits. Key topics include discussions regarding capital allocation, share repurchases, company growth through acquisitions, the impact of our inventory supply on new and use vehicle sales, market trends, parts and service strategies, successful implementation of our AcceleRide® and Val-u-Line® vehicle sales programs, success with hiring technicians, the impact of the COVID-19 pandemic on our operations, our digital retail strategies, capital allocation, and profitability. This interaction ensures that management and the Board understand and consider the views of our shareholders, perception of the investment community, and industry and economic outlook from the Company’s Wall Street covering analysts, while enabling the Company to dynamically operate in an evolving industry and economy with respect to maximizing return for our shareholders.

Sustainability

Our core values of integrity, transparency, professionalism, teamwork and respect underlie our commitment to conduct our business in ways that are principled and accountable to key stakeholders, the environment and the communities in which we do business. We are committed to transparency in sharing out sustainability progress. For updates on our progress and to access our 2021 Sustainability Report, please visit www.group1corp.com/ESG.

SUSTAINABILITY GOVERNANCE

We are committed to responsible business practices and continuous improvement of the sustainability of our operations and our relationships with our employees and the communities in which we live and work. While our GCR Committee oversees our ESG policies and practices, other Board committees also play a role in our sustainability efforts, relating to cybersecurity, human capital management, health & safety and corporate risk management. In addition, our management team and other employee subject matter experts are responsible for the implementation of our ESG strategy, initiatives and communications.

Proxy Statement 2022 | 16

Proxy Statement 2022  |  17

PROPOSAL 1

Election of Directors

Our Board of Directors has nominated nine directors to be elected to serve on our Board until the next annual meeting and the election of their successors. Each nominee was elected to our Board at our last annual meeting on May 12, 2021. Each nominee agreed to be named in this Proxy Statement and to serve if elected.

For more information on the director nominees, please see the section entitled “Qualifications of Our Board of Directors” beginning on page 19.

If any nominee should become unable for any reason or unwilling for good cause to serve, proxies may be voted for another person nominated as a substitute by the Board, or the Board may reduce the number of directors.

The number of directors on our Board is reviewed annually and adjusted by our Board from time to time to meet the current needs of the Company.

A majority of votes cast by shareholders entitled to vote in the election of directors is required for the election of directors. This means that director nominees who receive more “for” votes than “against” will be elected for that position. You may vote “for” or “against” with respect to the election of directors. Only votes “for” or “against” are counted in determining whether a majority has been cast in favor of a director. Abstentions are not counted for purposes of the election of directors.

Please see “Director Resignation Policy” on page 10 for a description of our majority vote director resignation policy.

DIRECTOR SKILLS AND DEMOGRAPHICS

Our Board believes that each of our directors is highly qualified to serve as a member of our Board. Our directors are highly educated and have diverse backgrounds and talents and successful records of accomplishment in what we believe are highly relevant positions with well-regarded organizations. Our Board has also considered the experience our directors have from working for, or serving on the boards of, a variety of companies in a wide range of industries. Many of our directors also have served as directors of Group 1 for many years and benefit from an intimate knowledge of our operations and corporate philosophy. Our Board believes that through their varying backgrounds, our directors bring a wealth of experiences and new ideas to our Board.

Described on the following pages are the principal occupations, positions and directorships for at least the past five years of our director nominees, as well as certain information regarding their individual experience, qualifications, attributes and skills that led our Board to conclude that they should serve on our Board. There are no family relationships among any of our directors or named executive officers.

Skills and Demographic Matrix

The following table includes the breadth and variety of business experience that each of our director nominees brings to our Board.

Experience / Knowledge

# of Other Public Company Boards Currently Serving On	2	-	1	1*	1	1	2	2	2

Former President or CEO	⬛	⬛		⬛		⬛	⬛		⬛

Public Company Executive Position		⬛	⬛			⬛	⬛

Automotive		⬛		⬛	IB		⬛		⬛

Retail	⬛	⬛		⬛	IB	⬛	⬛

Engineering/Product Development		⬛				⬛	⬛	⬛	⬛

Expertise

International		⬛	⬛	⬛	IB	⬛	⬛	⬛	⬛

Finance	⬛				⬛		⬛

Human Resources/Cultural			⬛			⬛	⬛	⬛

Legal				⬛

Mergers & Acquisitions	⬛	⬛	⬛	⬛	⬛	⬛	⬛	⬛	⬛

Accounting	⬛				IB		⬛

P&L/Income Statement Responsibility	⬛	⬛				⬛	⬛	⬛	⬛

SOX Financial Expert	⬛				⬛		⬛

Technology				⬛			⬛	⬛	⬛

Attributes

Independent	⬛		⬛		⬛	⬛	⬛	⬛	⬛

Identity (self-identified in D&O Questionnaire)

Gender Identity (Male/Female)	F	M	M	M	M	M	M	F	F

LGBTQ+ (Yes/No)	N	N	N	N	N	N	N	N	N

Race/Ethnicity (White, African American/Black, Latino, Multiracial)	W	W	AA/B	W/L/M	W	W	W	W	W

The lack of a ⬛ for a particular item does not mean that the director does not possess that qualification, characteristic, skill or experience. We look to each director to be knowledgeable in these areas; however, the ⬛ indicates that the item is a specific qualification, characteristic, skill or experience that the director brings to the Board.

IB – covered industry as Investment Banker

*Company is listed on the Brazilian Stock Exchange

Proxy Statement 2022 | 18

Proxy Statement 2022  |  19

DIRECTOR QUALIFICATION AND CONSIDERATIONS

The GCR Committee actively seeks individuals qualified to become members of our Board, seeks to implement the independence standards required by law, applicable listing standards, our Certificate of Incorporation, our Bylaws and Corporate Governance Guidelines. For more information, visit the section titled “Information about Our Board of Directors and its Committees – Director Qualifications and Diversity Considerations” on page 10.

The GCR Committee may consider candidates for our Board from any reasonable source, including from a search firm engaged by the GCR Committee or shareholder recommendations. The GCR Committee will evaluate candidates recommended by shareholders using the same criteria as for other candidates recommended by its members, other members of the Board, or other persons. Any invitation to join our Board must be extended by our Board as a whole, by the GCR Committee Chair and by the Board Chair.

Shareholders or a group of shareholders may recommend potential candidates for consideration by the GCR Committee. For additional information on such requests and the applicable timing, please see “Shareholder Proposals for 2023 Annual Meeting.”

QUALIFICATIONS OF OUR BOARD OF DIRECTORS

CARIN M. BARTH Co-Founder and President of LB Capital, Inc., a private equity investment firm Audit Committee Chair Age 59 Director Since 2017

Independent Director

Audit Committee Financial Expert

Other Current Directorships

• Enterprise Products Holdings, LLC

• Black Stone Minerals, L.P.

Other Directorships Within the Last Five Years

• BBVA USA Bancshares, Inc.

• Halcón Resources Corporation

• Strategic Growth Bancorp Inc.

Degrees B.S. in Economics, University of Alabama; M.B.A, Vanderbilt University’s Owen Graduate School of Management
Career Highlights

•  Co-Founder and President of LB Capital, Inc. since 1988

•  Currently serves on the board of The Welch Foundation

•  Former board member and current Emeritus board member of Ronald McDonald House of Houston

•  Commissioner of the Texas Department of Public Safety from 2008 to 2014

•  Appointed by President George W. Bush to serve as Chief Financial Officer of the U.S. Department of Housing and Urban Development from 2004 to 2005

Ms. Barth has extensive experience in a variety of financial matters, including as chief financial officer for several entities. She also has a history of corporate and civic governance, which provides additional depth and financial expertise to our Board. Her experience with mergers and acquisitions, in operating a private equity company, her previous and currently held board positions on other publicly traded companies and her audit committee experience are key attributes, among others, that make her well qualified to serve on our Board.

EARL J. HESTERBERG President and Chief Executive Officer of Group 1 Age 68 Director Since 2005	Other Current Directorships None Other Directorships Within the Last Five Years • Stage Stores, Inc.	Degrees B.A. in Psychology, Davidson College; M.B.A, Xavier University
Career Highlights

•  CEO and President of Group 1 since 2005

•  Served as Group Vice President, North America Marketing, Sales and Service for Ford Motor Company since October 2004. From July 1999 to September 2004, he served as Vice President, Marketing, Sales and Service for Ford of Europe, and from 1999 until 2005, he served on the supervisory board of Ford Werke AG

•  Previously served as President and Chief Executive Officer of Gulf States Toyota, an independent regional distributor of new Toyota vehicles, parts and accessories

•  Held various senior sales, marketing, general management, and parts and service positions with Nissan Motor Corporation in U.S.A. and Nissan Europe, both of which are wholly owned by Nissan Motor Co., Ltd.

•  Currently serves on the board of the Greater Houston Partnership

•  Past member of the Board of Trustees of Davidson College

As our President and Chief Executive Officer, Mr. Hesterberg sets the strategic direction of our Company under the guidance of our Board. He has extensive senior executive management experience in the automotive industry. His successful leadership of our Company and extensive knowledge of the automotive industry provides our Board with a unique perspective on the opportunities and challenges we face and makes him well qualified to serve on our Board.

STEVEN C. MIZELL Executive Vice President and Chief Human Resources Officer at Merck & Co., Inc., a multinational pharmaceutical company Age 62 Director Since 2021	Independent Director Other Current Directorships • Allegion plc Other Directorships Within the Last Five Years • Oshkosh Corporation	Degrees B.S. in Industrial Management, Georgia Institute of Technology; M.S. in Management, Carnegie Mellon University
Career Highlights

•  Responsible for all aspects of human resources at Merck & Co. since 2018, which has been recognized as one of the Top 10 Best Workplaces in Health Care and Biopharma by Fortune and Great Place to Work, Best Workplace for Innovators by Fast Company magazine, Best Companies for Multicultural Women by Working Mother magazine, Top Veteran-Friendly Companies by U.S. Veterans Magazine and Companies that Care by People Magazine

•  Joined Monsanto, a global leader in sustainable agriculture, as Senior Vice President, Chief Human Resources Officer in 2004; served as Executive Vice President, Chief Human Resources Officer from 2007 to 2018

•  Previously served as Senior Vice President and Chief Corporate Resources Officer for AdvancePCS, a pharmaceutical company

•  Currently serves on the board of the United Way Charmaine Chapman Society of St. Louis

•  Recognized as one of St. Louis’s most influential Diverse Business Leaders

•  National Association of Corporate Directors (NACD) Directorship Certified

Mr. Mizell’s human resource management expertise from his position with an international, publicly traded company makes him well qualified to serve as a member of our Board. His extensive, global leadership experience and knowledge of human capital management provides our Board with valuable insights. Mr. Mizell was identified as a potential Board candidate by a current member of the Board.

Proxy Statement 2022 | 20

Proxy Statement 2022  |  21

LINCOLN PEREIRA FILHO Regional Vice President, Brazil of Group 1 Age 62 Director Since 2013

Other Current Directorships

• Boa Vista Serviços S.A.-SCPC

• Tempo Telecomunicações

• Associação Brasileira dos Concessionários BMW

• Associação Brasileira dos Distribuidores Toyota

Other Directorships Within the Last Five Years

None

Degrees LL.B, Faculdade de Direito do Largo de São Francisco; London Business School
Career Highlights

•  Regional Vice President, Brazil of Group 1 since 2013

•  Served as a legal representative of United Auto do Brasil Ltda, a public auto group operating in São Paulo and controlled by United Auto Group, from 1999 to 2005

•  Previously practiced law with Cunha Pereira Advogados, representing professional athletes and international racecar drivers, from 1995 through 2005

•  Founded Atrium Telecomunicações Ltda, a provider of local exchange telecommunication services, in 1999. Atrium was sold to Telefónica of Spain in December 2004

•  Founded E-Vertical Tecnologia, a leading provider of high tech facilities management services to commercial properties

•  Serves as Vice President of the São Paulo Chamber of Commerce (ACSP)

•  Held numerous positions with various banks, both in Brazil and abroad, from 1978 through 1995

Mr. Pereira has extensive automotive retailing and manufacturer relations experience, as well as legal, finance, business and management expertise. He also has a deep understanding of the Brazilian finance, trade and legal sectors. Mr. Pereira’s experience and expertise in the automotive industry make him well qualified to serve as a member of our Board.

STEPHEN D. QUINN Former General Partner and Managing Director of Goldman, Sachs & Co. Non-Executive Chair of the Board Age 66 Director Since 2002	Independent Director Audit Committee Financial Expert Other Current Directorships • Zions Bancorporation Other Directorships Within the Last Five Years None	Degrees B.S. in Economics, Brigham Young University; M.B.A., Harvard University Graduate School of Business
Career Highlights
	• Joined Goldman, Sachs & Co., a full-service global investment banking and securities firm, in August 1981, where he specialized in corporate finance	• Served as a General Partner and Managing Director of Goldman, Sachs & Co. from 1990 until his retirement in 2001

Mr. Quinn was selected to serve as a director on our Board due to his valuable financial expertise and extensive experience with capital markets transactions. His judgment in assessing business strategies and the accompanying risks is an invaluable resource for our business model. Mr. Quinn also has significant historical knowledge of our Company as a result of his role at Goldman Sachs, an underwriter for our initial public offering. The Board believes his experience and expertise in these matters make him well qualified to serve as a member and Chair of our Board.

STEVEN P. STANBROOK Former Chief Operating Officer, International Markets of S.C. Johnson, Inc. Age 64 Director Since 2019

Independent Director

Other Current Directorships

• Primo Water Corporation

Other Directorships Within the Last Five Years

• Chiquita Brands International, Inc.

• Hewitt Associates, Inc.

• Imperial Brands plc

Degrees HNC in Business Studies, Thames Valley University, U.K.
Career Highlights

•  Retired from S.C. Johnson, Inc., a global manufacturer and marketer of household products, in 2015, following a distinguished 19-year career serving in various roles, including most recently as Chief Operating Officer, International Markets

•  Previously held a variety of senior leadership positions with both Sara Lee Corporation, including Chief Executive Officer of Sara Lee Bakery, and CompuServe, the leading, global Internet Service Provider

• Over 30 years of experience operating across the global consumer package goods sector

Mr. Stanbrook was selected to serve on our Board due to his extensive international operational experience and his background in business development. His previous and current board positions on other publicly traded companies, combined with his global operational experience in a variety of senior management positions, have provided him with a wealth of knowledge in dealing with complex strategic, business matters.

CHARLES L. SZEWS Former Chief Executive Officer of Oshkosh Corporation FRM Committee Chair Age 65 Director Since 2016

Independent Director

Audit Committee Financial Expert

Other Current Directorships

• Commercial Metals Company

• Allegion plc

Other Directorships Within the Last Five Years

• Rowan Companies plc

• Valaris plc

Degrees B.B.A. in Comprehensive Public Accounting, University of Wisconsin – Eau Claire
Career Highlights

•  Joined Oshkosh Corporation, a leading global manufacturer of specialty vehicles and vehicle bodies serving access equipment, defense, fire and emergency, and commercial markets, as Vice President and CFO in 1996; appointed Executive Vice President in October 1997; appointed President and Chief Operating Officer in October 2007

•  Served as Chief Executive Officer at Oshkosh Corporation from January 2011 until his retirement in 2016

•  Vice President and Controller at Fort Howard Corporation during its leveraged buyout

•  Began his career with Ernst & Young

Mr. Szews was selected to serve on our Board due to his extensive operational and financial experience and his background in public accounting, auditing and risk management. His previous and current board positions on other publicly traded companies have provided many years of audit committee experience, including as chair. Mr. Szews’ extensive financial and audit experience in a variety of senior management positions, combined with his global operational experience in vehicle manufacturing and distribution, including autonomous and electric vehicles, have provided him with a wealth of knowledge in dealing with complex strategic, financial and accounting matters.

Proxy Statement 2022 | 22

Proxy Statement 2022  |  23

ANNE TAYLOR Former Vice Chairman and Managing Partner of the Houston office of Deloitte, LLP CHR Committee Chair Age 66 Director Since 2018	Independent Director Other Current Directorships • Southwestern Energy Company • Whiting Petroleum Corporation Other Directorships Within the Last Five Years None	Degrees B.S. in Engineering, University of Utah; M.S. in Engineering, University of Utah; Attended Princeton University, pursuing Ph.D studies in Transportation Engineering
Career Highlights

•  Joined Deloitte, a leading global provider of audit and assurance, consulting, financial advisory, risk advisory, tax and related services in 1987, serving as Regional Managing Partner, Chief Strategy Officer and Global Leader for e-business; served as Vice Chairman and Managing Partner of the Houston office from 2013 until her retirement in 2018; chaired the strategic review of the proposed transaction to separate Deloitte Consulting while serving on Deloitte’s Board of Directors

•  Became the first woman to serve on Deloitte’s US executive committee and the management committee of Deloitte Global

•  Currently serves on the board of Memorial Hermann Hospital System and Central Houston, Inc. and previously served on the boards of the Greater Houston Partnership and United Way of Greater Houston

•  President and sole owner of ATStrategies, LLC, a private consulting firm

•  Currently serves on the Board of Directors of Conway Mackenzie and as a consultant for Flynn Heath Leadership

•  Previously served as the strategic partner advisor to the World Economic Forum’s Technology Pioneer Program

Ms. Taylor is financially literate and has participated in audit committee meetings of many Deloitte clients. She was selected to serve on our Board due to her management and leadership experience, extensive background in global technology, development and execution of business strategy, and corporate governance experience.

MARYANN WRIGHT Former Group Vice President of Johnson Controls International GCR Committee Chair Age 60 Director Since 2014

Independent Director

Other Current Directorships

• Micron Technology, Inc.

• Brunswick Corporation

Other Directorships Within the Last Five Years

• Delphi Technologies

• Maxim Integrated Products, Inc.

Degrees B.A. in Economics and International Business; M.S. in Engineering, University of Michigan; M.B.A., Wayne State University
Career Highlights

•  Worked for Johnson Controls Power Solutions, the global leader in automotive lead-acid and advanced batteries, from 2007 through 2017, served as Group Vice President of Engineering & Product Development from 2013 through 2017, and Vice President of Technology and Innovation from 2009 to 2013. She served as Vice President and General Manager for Johnson Controls Hybrid Systems business and as CEO of Johnson Controls-Saft from 2007 through 2009.

•  Previously served as Executive Vice President Engineering, Product Development, Commercial and Program Management for Collins & Aikman Corporation

•  Served as Director, Sustainable Mobility Technologies and Hybrid Vehicle Programs at Ford Motor Company from 1988 through 2005; Chief Engineer of the 2005 Ford Escape Hybrid, the industry’s first full hybrid SUV; led the launch of Ford’s first hydrogen-powered fuel cell fleet program

•  Owner of TechGoddess, LLC, a technical consulting firm

•  Board Chair of the Friends of Animals for Metro Detroit

Ms. Wright was selected to serve on our Board because of her extensive experience and her knowledge of the automotive industry, having been named one of the “Leading 100 Women in the Automotive Industry” by Automotive News. Her unique business, manufacturing, engineering and technology background and her extensive global automotive experience make her well qualified to serve as a member of our Board.

Our Board of Directors Recommends a Vote “FOR” the Election of each of the Nominees for Director.

[THIS PAGE INTENTIONALLY LEFT BLANK]

Proxy Statement 2022 | 24

Proxy Statement 2022  |  25

PROPOSAL 2

Advisory Vote on Executive

Compensation

In accordance with the requirements of Section 14A of the Exchange Act, our shareholders have the opportunity to cast an annual advisory vote on the compensation of our named executive officers, as disclosed in this proxy statement. As an advisory vote, this Proposal 2 is not binding on Group 1, our Board or the CHR Committee. However, the CHR Committee will take into account the outcome of the vote when considering future compensation decisions regarding our named executive officers.

Our Board recognizes that executive compensation is an important matter for our shareholders. As you consider this Proposal 2, we urge you to read the CD&A section of this proxy statement for additional details on executive compensation, including the more detailed information about our compensation philosophy and objectives, the decisions made by the CHR Committee in 2021, and the tabular disclosures regarding our named executive officers’ compensation together with the accompanying narrative disclosures in the “Executive Compensation” section of this proxy statement.

As described in the CD&A, we believe our compensation program is effective, appropriate and strongly aligned with the long-term interests of our shareholders and that the total compensation package provided to our named executive officers (including potential payouts upon a termination or change of control) is consistent with market practice. We also believe our executive compensation is reasonable and competitive.

We believe that it is appropriate to seek the views of our shareholders on the design and effectiveness of our executive compensation program, and we value your opinion. Based on the shareholder vote on the frequency of an advisory vote on executive compensation that took place at our 2019 Annual Meeting of Shareholders, our Board determined to continue holding the vote on executive compensation annually until the next shareholder vote on the frequency of such advisory vote.

At our 2021 Annual Meeting of Shareholders, 97% of the shares voted on the say-on-pay vote (as defined below) were in favor of the compensation paid to our named executive officers. The CHR Committee believes this vote strongly endorses the compensation philosophy, policies and practices of the Company and, therefore, it did not make any significant changes in the structure of our executive compensation program as a result of that say-on-pay vote.

In light of these reasons, we are recommending that our shareholders vote “FOR” the following resolution:

“RESOLVED, that the compensation paid to our Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby Approved.”

Our Board of Directors Recommends a Vote “FOR” the Non-Binding Advisory Approval of our Executive Compensation.

[THIS PAGE INTENTIONALLY LEFT BLANK]

Proxy Statement 2022 | 26

Proxy Statement 2022  |  27

PROPOSAL 3

Ratification of the Appointment of Deloitte & Touche LLP as Our

Independent Registered Public Accounting Firm

The Audit Committee has reappointed Deloitte as the Company’s independent registered public accounting firm and as auditors of the Company’s consolidated financials for 2022. The Audit Committee reviews the performance of the independent registered public accounting firm annually. In making the determination to re-appoint Deloitte for 2022, the Audit Committee considered, among other factors, the independence and performance of Deloitte, and the quality and candor of Deloitte’s communications with the Audit Committee and management. Deloitte has served as the Company’s independent registered public accounting firm since 2020. Representatives of Deloitte will be present during the Annual Meeting and will have the opportunity to make a statement and respond to appropriate questions from shareholders.

Although ratification is not required, as a matter of good corporate governance, we are asking our shareholders to approve the selection of Deloitte as our independent registered public accounting firm. If the selection is not ratified, the Audit Committee will consider whether it is appropriate to select another independent registered public accounting firm. Even if the selection is ratified, the Audit Committee in its discretion may select a different independent registered public accounting firm at any time during the year if it determines that such a change would be in our best interest and the best interest of our shareholders.

Our Board of Directors recommends a vote “FOR” Ratification of the Appointment of Deloitte & Touche LLP as our Independent Registered Public Accounting Firm for the Fiscal Year Ending December 31, 2022.

FEES PAID TO AUDITORS

The following table shows the fees paid to Deloitte for services related to the fiscal years ended December 31, 2020 and 2021. In determining the independence of Deloitte, the Audit Committee considered whether the provision of non-audit services is compatible with maintaining Deloitte’s independence.

Type of Fees	2021	2020

Audit Fees[1]	$2,740,000	$2,125,000

Audit Related Fees[2]	125,000	100,000

Tax Fees[3]	140,000	308,000

All Other Fees[4]	—	—

TOTAL	$3,005,000	$2,533,000
[1]

Audit fees consisted of amounts accrued for services performed in association with the integrated audit of the Company’s consolidated financial statements for 2020 and 2021, and attestation of the effectiveness of the Company’s internal controls over financial reporting (including required quarterly reviews). Other procedures included consultations on audit or accounting matters that arise during or as a result of the audit or quarterly reviews. Audit fees for 2021 also include fees related to acquisition and divestiture activity during the year. Also included in audit fees are amounts accrued for assurance and related services that are related to the performance of the audit or review of our financial statements or that are traditionally performed by the independent registered public accounting firm, consisting primarily of statutory audits. Audit fees exclude reimbursed expenses of $63,000 and $85,000 for 2020 and 2021, respectively, in conjunction with their services.

[2]

Included in Audit Related Fees are amounts for services that are related to the performance of the audit or review of our financial statements, consisting primarily of statutory audits, services performed in connection with SEC registration statements, periodic reports and other documents filed with the SEC or documents issued in connection with securities offerings.

[3]	Tax fees consisted of amounts billed in 2020 and 2021 for tax planning and consultation and tax compliance services.

[4]	There were no other fees in 2020 or 2021.

The Audit Committee considered whether the provision of these services was compatible with maintaining Deloitte’s independence and has determined such services for fiscal 2020 and 2021 were compatible. All of the services described above were pre-approved by the Audit Committee pursuant to paragraph (c)(7) of Rule 2-01 of Regulation S-X under the Exchange Act.

The Audit Committee has established a policy requiring pre-approval by the Audit Committee of all services (audit and non-audit) to be provided to us by our independent registered public accounting firm. In accordance with this policy, the Audit Committee had given its annual approval for the provision of audit services by Deloitte for 2020 and 2021 and had also given its approval for up to a year in advance for the provision of particular categories or types of audit-related, tax and permitted non-audit services, in each case subject to a specific budget.

Any proposed services to be provided by the independent registered public accounting firm not covered by one of these approvals, including proposed services exceeding pre-approved budget levels, requires special pre-approval by the Audit Committee. The Audit Committee does not delegate its responsibilities to pre-approve services performed by the independent registered public accounting firm to management. All of the services listed above were pre-approved pursuant to this policy.

Proxy Statement 2022 | 28

Proxy Statement 2022  |  29

Report of the Audit Committee

The Audit Committee is appointed by the Board of Directors to assist the Board in fulfilling its oversight responsibilities relating to our accounting policies, reporting policies, internal controls, compliance with legal and regulatory requirements, selection of the independent registered public accounting firm and the integrity of Group 1’s financial reports. The Board of Directors, upon the recommendation of its Governance & Corporate Responsibility Committee, has determined that each member of the Audit Committee has the requisite independence and other qualifications for audit committee membership under New York Stock Exchange corporate governance listing standards, the Sarbanes-Oxley Act of 2002, the Audit Committee Charter and the Group 1 Automotive, Inc. Corporate Governance Guidelines.

The Audit Committee has the duties and powers described in its written charter adopted by the Board of Directors. A copy of the charter is posted on our Investor Relations website, www.group1corp.com, and you may obtain a printed copy of the Audit Committee charter by sending a written request to Group 1 Automotive, Inc., 800 Gessner, Suite 500, Houston, TX 77024, Attn: Corporate Secretary.

The Audit Committee assists the Board’s oversight and monitoring of the Company’s system of internal controls, including the internal audit function. The Audit Committee discussed with our internal auditors the overall scope and plans for the 2021 audit. At each Audit Committee meeting, the Audit Committee is provided the opportunity to meet with the internal auditor with, and without, management present. During 2021, management made updates to its internal control documentation for changes in internal control and completed its testing and evaluation of the Company’s system of internal control over financial reporting in response to the requirements set forth in Section 404 of the Sarbanes-Oxley Act of 2002 and related regulations. The Audit Committee has kept apprised of the progress of the evaluation and provided oversight and advice to management during the process. In connection with this oversight, the Audit Committee received updates provided by management and the independent auditor at each regularly scheduled Audit Committee meeting and met in executive session separately with the internal and the independent auditor to discuss the results of their examinations, observations and recommendations regarding internal control over financial reporting.

The independent registered public accounting firm is accountable to the Audit Committee, and the Audit Committee has the ultimate authority and responsibility to select, evaluate and, where appropriate, replace the independent registered public accounting firm. The Audit Committee engages in an annual evaluation of the independent public accounting firm’s qualifications, assessing the firm’s quality of service, the firm’s sufficiency of resources, the quality of the communication and interaction with the firm, and the firm’s independence. The Audit Committee makes its selection based on the best interests of the Company and its shareholders. The Audit Committee participates in the selection and annual evaluation of the Lead Audit Partner (the “Lead Partner”) of the independent registered public accounting firm through its review of the Lead Partner’s professional qualifications, experience, and prior performance on the Company’s audit (if any), through in-person meetings with the Lead Partner, and through discussion between the Audit Committee and management regarding the selection of the Lead Partner.

The Audit Committee has reviewed and discussed with management and Deloitte, our audited financial statements as of and for the year ended December 31, 2021. The Audit Committee also discussed with Deloitte the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board and the Commission.

Deloitte submitted to the Audit Committee the written disclosures and the letter required by the applicable requirements of the Public Company Accounting Oversight Board regarding the firm’s communications with the Audit Committee concerning its independence. The Audit Committee discussed with Deloitte such firm’s independence. The Audit Committee also considered whether the provision of non-audit services to our Company by Deloitte was compatible with maintaining their independence.

Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements referred to above be included in our Annual Report on Form 10-K for the year ended December 31, 2021, for filing with the SEC.

Respectfully submitted by the Audit Committee of the Board of Directors of Group 1,

Carin M. Barth (Chair)

Stephen D. Quinn

Steven P. Stanbrook

Charles L. Szews

Anne Taylor

Proxy Statement 2022 | 30

Proxy Statement 2022  |  31

Executive Officers

The following biographies set forth certain information as of the date of this proxy statement regarding our named executive officers other than Mr. Hesterberg whose biography can be found on page 20:

DARYL A. KENNINGHAM President, U.S. and Brazilian Operations Age 57 Appointed in 2019	Previous Group 1 Positions Held • President, U.S. Operations from 2017 to 2019 • Regional Vice President – West Region from 2016 to 2017 • Regional Vice President – East Region from 2011 to 2016	Degrees B.A. in Psychology, University of Michigan; M.B.A, University of Florida

Experience

•  Prior to joining Group 1, he most recently served as Chief Operating Officer of Ascent Automotive

•  Held a variety of executive positions from 1998 to 2011, including Senior Vice President of Gulf States Toyota, President of Gulf States Financial Services, and President of USA Logistics (previously known as Gulf States Transportation)

•  Began his career at Nissan Motor Corporation in 1988

DANIEL MCHENRY Senior Vice President and Chief Financial Officer Age 47 Appointed in 2020	Previous Group 1 Positions Held • U.K. Finance Director from 2007 to 2020	Degrees BSc in Economics, Queens University Belfast; MSc in Accounting & Management, Southampton University

Experience

•  Member of the Association of Chartered and Certified Accountants in the U.K.

•  Joined Chandlers BMW in 2004 before its acquisition by Group 1 in 2007

•  Prior to entering the auto retail business, he spent five years with KPMG

FRANK GRESE, JR. Senior Vice President, Training, Operations Support and Employee Communications Age 70 Appointed in 2022

Previous Group 1 Positions Held

•  Senior Vice President, Human Resources, Training and Operations Support from 2016 to 2021

•  Regional Vice President – West Region from 2006 to 2016

•  Platform President of Group 1 Atlanta from 2004 to 2005

Degrees B.A. in Journalism, University of Georgia

Experience

•  Immediately prior to joining Group 1 in 2004, he served as Director of Dealership Operations for a large, private dealer group

•  Previously held various executive positions, including Chief Operating Officer and District President, with large public and private dealer groups

•  Joined Nissan in 1982, where he ultimately served as National Dealer Advertising Manager until 1986

•  Began his automotive career in the Ford Management Training Program in 1974

PETER C. DELONGCHAMPS Senior Vice President, Manufacturer Relations, Financial Services and Public Affairs Age 61 Appointed in 2018

Previous Group 1 Positions Held

•  Vice President, Manufacturer Relations, Financial Services and Public Affairs from 2012 to 2017

•  Vice President, Manufacturer Relations and Public Affairs from 2006 to 2011

•  Vice President, Manufacturer Relations from 2004 to 2005

Degrees B.B.A. in Marketing, Baylor University

Experience

•  Prior to joining Group 1, he was President of Advantage BMW, a Houston-based automotive retailer, from 1997 to 2004

•  Began his automotive retailing career in 1980, having held several positions, including District Manager for General Motors Corporation and Regional Operations Manager for BMW of North America

•  Serves on the Board of Directors of Junior Achievement of Southeast Texas, Houston Christian High School and the Texas Bowl

Proxy Statement 2022 | 32

Proxy Statement 2022  |  33

2021 Compensation Discussion

and Analysis

Following the unprecedented events of 2020, Group 1 adapted, evolved, and emerged stronger as a Company in 2021. Our team worked tirelessly to navigate the unique challenges of the COVID-19 pandemic, especially supply chain disruptions, by maintaining strong cost control and preserving liquidity, while making significant investments to increase the size and improve the strength of our Company. As a result of these efforts, the Company achieved record sales and profits. Our strong performance was the result of an experienced, focused management team and dedicated employees that responded to the challenges we faced.

This CD&A provides a detailed description of our executive compensation philosophy, programs and the compensation determinations of the CHR Committee. As discussed in greater detail below, our compensation plans are designed to reward our executive officers for the achievement of these results. The CD&A focuses on the compensation of our named executive officers as of December 31, 2021, who were:

Earl J. Hesterberg

President and Chief Executive Officer;

Daryl A. Kenningham

President, U.S. and Brazilian Operations;

Daniel McHenry

Senior Vice President and Chief Financial Officer;

Frank Grese, Jr.

Senior Vice President, Human Resources, Training and Operations Support; and

Peter C. DeLongchamps

Senior Vice President, Manufacturer Relations, Financial Services and Public Affairs.

COMPENSATION AND CORPORATE GOVERNANCE

Our executive compensation and governance programs are designed to link pay with operational performance and increases in long-term shareholder value while minimizing incentives that could lead to excessive risk-taking. We have adopted the following policies and practices over time to accomplish such objectives:

Compensation Highlights

No Excise Tax Gross-Ups	No Single-Trigger Equity Vesting	Say-on-Pay Advisory Vote Conducted Annually

Robust Stock Ownership Guidelines for Our Officers and Directors	Company Policy Prohibits Directors and Employees from Pledging or Hedging Group 1 Common Stock	Independent Compensation Consultant

Performance-Based Shares	Clawback Provisions for Certain Restatements	Incentive Program Includes Both Financial and Mission-Based Goals

ROLE OF THE COMPENSATION & HUMAN RESOURCES COMMITTEE, ITS CONSULTANT AND MANAGEMENT

The CHR Committee has overall responsibility for establishing, implementing and monitoring our executive compensation program. Our Chief Executive Officer and Senior Vice President, Human Resources, Training and Operations Support work with the CHR Committee to implement and promote our executive compensation strategy and play a role in the implementation of the executive compensation process, by overseeing the performance of the executive team and informing the CHR Committee. All final decisions regarding our named executive officers’ compensation remain with the CHR Committee, except in the case of our Chief Executive Officer. Based on a performance evaluation, the CHR Committee reviews and recommends the compensation for our Chief Executive Officer for approval by the independent members of the Board.

The CHR Committee has engaged Pearl Meyer & Partners, LLC (“PM&P”), an executive compensation firm, to serve as its independent compensation consultant on executive compensation matters. PM&P reviews compensation data for our peer companies (“Peer Companies”) in comparison to our current compensation practices and makes compensation recommendations to the CHR Committee. Based on the analysis of PM&P, no changes were recommended to the Company’s current peer group of companies for 2021. PM&P attends certain meetings of the CHR Committee and has discussions with members of the CHR Committee or its Chair throughout the year to assist with the review and discussion of executive compensation matters.

PM&P is an independent compensation consulting firm and does not provide any other services to us outside of matters pertaining to executive officer and director compensation. PM&P reports directly to the CHR Committee, which is the sole party responsible for determining the scope of services performed by PM&P and the directions given to PM&P regarding the performance of such services. However, in carrying out assignments PM&P may interact with our management when necessary and appropriate.

In February 2022, the CHR Committee considered the independence of PM&P in light of SEC rules and listing standards of the NYSE. The CHR Committee requested and received a letter from PM&P addressing the consulting firm’s independence, including the factors set forth in the listing standards of the NYSE. The CHR Committee discussed these considerations, among other things, and concluded that the work of PM&P did not raise any conflict of interest.

CALIBRATING OUR EXECUTIVE COMPENSATION

Compensation Philosophy

The CHR Committee believes that the most effective executive compensation program is designed to be reasonable and competitive, and should balance our goal of attracting, motivating, rewarding and retaining top-performing senior executives with our goal of aligning their interests with those of our shareholders. The CHR Committee annually evaluates our executive compensation program to ensure that it is consistent with our short-term and long-term goals. We provide short-term incentive compensation opportunities in the form of annual cash bonuses, which focus on our achievement of annual corporate goals. We also provide long-term incentive compensation opportunities in the form of equity awards, which have historically consisted primarily of restricted stock and performance-based shares, with time-based vesting provisions. By maintaining competitive compensation and rewarding for performance, the CHR Committee strives to support our overall business objectives and provide our shareholders with an attractive rate of return over time.

Our strategic business focus during the fiscal year ended December 31, 2021, consisted of the following objectives:

•	increase total same store gross profit through focused efforts in the new vehicle, used vehicle, finance and insurance, parts, service and collision departments;

•	continue to standardize key operating processes and systems to improve our customer responsiveness, provide omni-channel sales abilities (AcceleRide®), create greater efficiencies and reduce expenses;

•	maintain a cost level that aligns with the anticipated level of business activity;

•	implement additional health and safety measures to protect our employees and customers in response to the COVID-19 pandemic;

Proxy Statement 2022 | 34

Proxy Statement 2022  |  35

•	seek strategic acquisition and divestiture opportunities within the automotive retail market so that we can continue to optimize our business operations in the U.S. and the U.K.; and

•	maintain a balanced capital allocation strategy including share repurchases, dividends and effective capital spending.

Our named executive officers’ individual or functional goals for the fiscal year ended December 31, 2021, generally consisted of one or more of the following criteria, which provide support for our business objectives:

•	sustain sales momentum;

•	maximize performance of recently acquired dealership operations;

•	continue to strengthen our processes and management for improved operating effectiveness and efficiency;

•	control costs and expenses as sales levels fluctuate;

•	dispose of underperforming dealerships and deploy the proceeds into other capital opportunities with better returns;

•	drive the capital allocation process, which seeks to maximize returns to our shareholders; and

•	identify and successfully close acquisition targets.

Market Analysis

PM&P’s market analysis process involves the comparison of the total compensation elements (base, annual incentive, long-term incentive and executive perquisites) with a selected group of Peer Companies.

While we do not think it is appropriate to establish compensation based solely on market analysis, we believe that the practice of comparing our compensation program to the programs of our peers can be useful for two reasons. First, our compensation practices must be competitive in order to attract and retain executives with the ability and experience necessary to provide leadership and to deliver strong performance to our shareholders. Second, comparative analysis allows us to assess the reasonableness of our compensation practices. This process allows us to achieve our objective of maintaining competitive compensation, while aligning compensation with shareholder interests.

Our Peer Companies include all of the publicly traded automotive consolidators and specialty retailers associated with automotive sales, and automotive parts and service against whom we most directly compete. The list of our Peer Companies is periodically reviewed and updated by the Committee. The Committee discussed the Company’s peer group with PM&P in 2021. Based on that discussion, no changes were made to the Company’s peer group of companies for 2021, which were:

• Advance Auto Parts, Inc.	• Lithia Motors, Inc.
• Asbury Automotive Group, Inc.	• LKQ Corporation
• AutoNation, Inc.	• O’Reilly Automotive, Inc.
• AutoZone, Inc.	• Penske Automotive Group, Inc.
• CarMax, Inc.	• Rush Enterprises, Inc.
• Genuine Parts Company	• Sonic Automotive, Inc.

When evaluating the compensation data and making compensation decisions, the CHR Committee has taken into consideration the variance in revenue size among the entities comprising our Peer Companies. Additionally, when calculating a market value, the CHR Committee has considered other differences between our Peer Companies and us, such as corporate structure, tenure of officers, variance in scope of duties for each officer and other factors. However, any application of market analysis data is tempered by our basic staffing philosophy, which is to remain as lean as practical. This guiding principle results in certain of our named executive officers having a broad range of job responsibilities, which, at certain of our Peer Companies, may be divided among multiple executive officers. The CHR Committee’s use of market analysis data for specific compensation components is described in more detail below.

Comprehensive Compensation Reviews

The CHR Committee and PM&P reviewed a variety of data points and information when making 2021 executive compensation decisions, including historical and estimated future compensation values, in order to get a thorough understanding of realizable pay in various circumstances. Our human resources department was able to prepare a historical compensation analysis of realizable compensation (rather than the grant date or accounting values that may have been presented in previous compensation tables) that our named executive officers have received over the last year, as well as the hypothetical value of compensation and benefits that could become payable upon both voluntary and involuntary termination scenarios or upon a change in control event. This information assisted the CHR Committee in determining whether the structure of pay for the 2021 year would be market-based, fair and appropriate, as well as to determine the desired mix of cash and equity-based compensation for the 2021 year.

2021 Say-on-Pay Vote Results

Our shareholders have the right to vote, on an advisory non-binding basis, on the approval of the compensation of our named executive officers at specified intervals (the “say-on-pay vote”). In accordance with the frequency vote at the 2017 Annual Meeting of Shareholders we hold our say-on-pay vote every year. In 2021, 97% of the votes cast were in favor of our executive compensation program; therefore, the CHR Committee did not make any significant changes to our compensation program or our general compensation philosophy following the vote. The Committee will continue to consider on an annual basis the vote results for say-on-pay proposals when making compensation decisions for our named executive officers and in setting our compensation goals and philosophy.

In addition to such consideration given to the results of the say-on-pay vote, at various times throughout the year the CHR Committee considers input from shareholders and other stakeholders as well as more general developments in executive compensation principles. The CHR Committee uses this information to develop and implement the Company’s executive compensation philosophy, policies and programs. For additional information on the say-on-pay vote with respect to the compensation paid to our named executive officers in 2021, see Proposal 2 above.

Proxy Statement 2022 | 36

Proxy Statement 2022  |  37

COMPENSATION COMPONENTS

Compensation Program Structure

Our executive compensation program consists of annual cash compensation and long-term equity-based compensation. Annual cash compensation consists of annual base salary and an annual cash incentive plan. Our long-term equity-based compensation consists of both restricted stock and performance-based equity awards, with time-based vesting parameters. In addition, our named executive officers are eligible to (i) participate in our health and welfare plans, our Employee Stock Purchase Plan and our retirement plans (401(k) Savings Plan and Deferred Compensation Plan), (ii) receive a vehicle allowance and/or demonstrator vehicle(s), depending on the position held, and (iii) receive limited perquisites and other personal benefits as described under “Other Benefits” below.

Named executive officer compensation is composed of four primary components:

Long-Term Incentive

Base Salary	+	Annual Cash Incentive Plan	+	Performance Shares	+	Restricted Stock
Competitive pay to attract and retain talented executives		An opportunity to earn an annual cash award based on the Company’s financial performance and mission-based business objectives; there will be no payout unless a minimum financial goal is achieved		A mix of restricted stock and performance-based shares, with time-based vesting provisions, to align management’s interests with long-term shareholders’ interests

Base Salary

Design

We provide our named executive officers with a competitive annual base salary to compensate them for services rendered during the year. Our goal is to set base salaries for our named executive officers at levels that are competitive with comparable companies for the skills, experience, and requirements of similar positions, using market analysis as previously discussed, in order to attract and retain top talent. To achieve this goal, we have generally set base salaries near the 50th percentile of our Peer Companies. We believe this supports competitive compensation and ensures retention. Individual base salary levels are generally reviewed each November and are adjusted as appropriate based on an analysis of current market salary levels at the Peer Companies, local market conditions, individual performance and experience, and our financial performance.

2021 Results and Fiscal 2022 Changes

Following the comprehensive compensation review, and considering certain economic conditions impacting the Company at that time, the CHR Committee approved a 3% increase to the base salaries for our named executive officers, except for Mr. Hesterberg whose increase was approved by the independent directors of the Board. The increases became effective January 1, 2021.

In November 2021, after reviewing and discussing a competitive analysis prepared by PM&P, the CHR Committee elected to adjust the base salaries for our named executive officers, effective January 1, 2022 to levels that remained near the 50th percentile compensation of our Peer Companies. Accordingly, the base salaries for our named executive officers were adjusted as noted in the table below. Mr. Grese’s salary for 2022 reflects a change in his responsibilities, as effective January 1, 2022, he is no longer responsible for Human Resources.

Named Executive Officer	2021 Base Salary ($)	2022 Base Salary ($)

Earl J. Hesterberg	1,240,000	1,265,000

Daryl A. Kenningham	760,000	775,000

Daniel McHenry	575,000	620,000

Frank Grese, Jr.	633,450	596,119

Peter C. DeLongchamps	530,450	541,059

Annual Incentive Compensation Plan

Annual cash incentive awards are intended to align our annual performance and results with the compensation paid to persons who are most responsible for such performance, and to motivate and reward achievement of Company and individual or functional performance objectives. Meaningful, performance-related goals are established so that attaining or exceeding the performance targets is not assured, requires significant effort by each of our named executive officers, and if accomplished, contributes to the ongoing overall improvement and success of the Company.

For 2021, the annual incentive compensation plan was based upon achievement of financial and individual, or mission-based, goals approved at the beginning of the year by the CHR Committee. The financial and mission-based portions of the annual incentive awards could be awarded independently so that achievement of one was not predicated on the achievement of the other. There is, however, a minimum earnings level established by the CHR Committee at the beginning of each year which must be achieved before any incentive award is paid.

Proxy Statement 2022 | 38

Proxy Statement 2022  |  39

The following is a description of the 2021 performance metrics under the annual incentive compensation plan:

Financial Goal

The CHR Committee meets in November to determine appropriate financial metrics for the upcoming year, and has a general compensation philosophy of setting challenging, yet attainable, performance goals. PM&P provides the CHR Committee with market data and other information about the Company’s peers, which the CHR Committee reviews in the context of the Company’s short-term and long-term strategy, along with the metrics used in previous years. The CHR Committee evaluates information and analyses provided by management and PM&P to assess which metrics are expected to properly motivate management to produce short-term and long-term value for its shareholders.

The CHR Committee selected adjusted net income* as our financial goal for the 2021 annual incentive compensation plan. In setting the 2021 annual incentive award performance goal, the Committee considered historical performance levels, industry trends and forecasts, and our strategic plan. The Committee believes that this financial performance measure is effective and appropriate because it reflects income statement performance, which is consistent with the interests of our shareholders. The Committee selected this metric to be transparent and to provide clarity and consistency in calculating the cash incentive award. When set, threshold was considered achievable, target was considered challenging yet attainable and maximum was considered possible, but not without significant effort.

Under the 2021 annual incentive compensation plan, the CHR Committee may, in its sole discretion, adjust the Company’s adjusted net income when determining achievement of the financial goal metric for extraordinary or unusual items that would be included in our annual operating results, but not typically considered at the time the targets were set, such as certain asset impairments or extraordinary dilutive events which materially affect adjusted net income. Further, no payments are made under the financial goal portion of the award unless a threshold level of adjusted net income is achieved. The threshold, target and maximum levels of performance for the adjusted net income metric set by the CHR Committee for 2021 were as follows:

	Threshold ($)	Target ($)	Maximum ($)

Adjusted Net Income*	260.0 million	280.0 million	330.0 million
*	Please see Appendix A for an explanation and reconciliation of these non-GAAP measures.

Mission-based Goals

Mission-based goals typically include specific goals that are related to the individual’s functional area and are established at the beginning of each fiscal year jointly by the named executive officer and our Chief Executive Officer and reviewed by the CHR Committee, or in the case of the Chief Executive Officer, by the CHR Committee and the Board. These goals are integral toward achieving key business objectives, such as those listed on pages 34-35 which help improve our financial performance, promote corporate efficiencies and contribute to the growth of our Company. In 2021, the following mission-based goals were assigned to each of our named executive officers:

Name	Individual/Functional Performance Targets

Earl J. Hesterberg

• Communicate corporate growth strategy to investment community and execution of same

• Continued focus on technological excellence to improve effectiveness and efficiency of operations

• Focus on human capital, including DEI goals and actions; training and development of recent additions to leadership team

• Achieve meaningful growth in U.S. used vehicle operations

• Evaluate strategic options for Brazilian operations

• Achieve selling, general and administrative cost reduction target

Daryl A. Kenningham

• Achieve meaningful growth in U.S. used vehicle operations

• Increase U.S. aftersales gross profit

• Continued focus on technological excellence to improve effectiveness and efficiency of operations

• Continued focus on corporate growth strategy and acquisition eligibility

• Focus on human capital, including DEI goals and actions; continued training and development of operations leadership

• Achieve selling, general and administrative cost reduction target

Daniel McHenry

• Review and update accounting controls framework through artificial intelligence

• Evaluate strategic options for Brazilian operations

• Develop funding support plan for strategic growth initiatives

• Develop technological improvements at the business support center

• Focus on human capital, including DEI goals and actions, in succession planning

• Achieve selling, general and administrative cost reduction target

Frank Grese, Jr.

• Coordinate with procurement department to identify and achieve cost savings goal

• Support greater employee engagement and development through employee recognition programs; development of DEI Council

• Achieve recruiting objectives for various dealership roles

• Succession planning to recruit and develop SVP, Chief Human Resources Officer

• Enhance and expand employee training program to assist in employee development

• Achieve selling, general and administrative cost reduction target

Peter C. DeLongchamps

• Achieve F&I per retail unit target

• Maintain capital expenditure projects within budget while maintaining positive relationships with manufacturers

• Focus on DEI and ESG initiatives; continued focus on corporate philanthropy efforts

• Continued focus on communication and relationships with manufacturers and investment community

• Develop and launch online financial service compliance and training program

• Achieve selling, general and administrative cost reduction target

The CHR Committee determined that for 2021 as long as adjusted net income was at least $238.0 million, the mission-based portion of the award would be payable from 0% to 100% according to individual goal achievement levels. As a result, assuming all mission-based goals were attained, the following table sets forth the threshold, target and maximum annual incentive compensation plan potential payouts for 2021, as a percentage of base salary. The target performance level was set such that, if attained, the total cash compensation paid to our named executive officers would approximate the median paid to named executive officers at our Peer Companies.

Proxy Statement 2022 | 40

Proxy Statement 2022  |  41

	How the Annual Incentive is Paid (as a % of Salary)

		Financial Based			Total Opportunity (Assumes 100% Payout on Mission Based)

Named Executive Officer	Mission Based	Threshold	Target	Max	Threshold	Target	Max

Earl J. Hesterberg	50.0%	25.0%	50.0%	150.0%	75.0%	100.0%	200.0%

Daryl A. Kenningham	50.0%	25.0%	50.0%	100.0%	75.0%	100.0%	150.0%

Daniel McHenry	50.0%	16.7%	33.3%	65.0%	66.7%	83.3%	115.0%

Frank Grese, Jr.	50.0%	16.7%	33.3%	65.0%	66.7%	83.3%	115.0%

Peter C. DeLongchamps	50.0%	16.7%	33.3%	65.0%	66.7%	83.3%	115.0%

Results

For 2021, we achieved the maximum level of our financial goal (adjusted net income). Adjusted net income was $642.2 million, exceeding the maximum target performance level of $330.0 million.

In connection with its review of the performance of our Chief Executive Officer, the CHR Committee determined that Mr. Hesterberg had achieved 100% of his 2021 mission-based goals, resulting in a 100% payment of the mission-based payout. Following extensive discussion with our Chief Executive Officer regarding his evaluation of the performance of our named executive officers, the CHR Committee determined that the mission-based goals for Messrs. McHenry and DeLongchamps were met, resulting in 100% payout of the mission-based payout, and Messrs. Kenningham and Grese had achieved a 95% and 96% payout, respectively, of their mission-based goals. In making these determinations, the CHR Committee specifically considered each named executive officer’s leadership in achieving each of the goals.

Based on the CHR Committee’s evaluation of the performance of each of our named executive officers, it determined the degree to which each named executive officer had achieved his goals and the following amounts of incentive compensation were paid with respect to the 2021 year:

[1]	The % of salary is based on employee salaries on December 31, 2021.

Annual Incentive Compensation Plan Changes for Fiscal 2022

In January 2022, the CHR Committee with the help of PM&P, reviewed the performance metrics (mission-based and financial-based) under the Company’s Annual Incentive Compensation Plan. The CHR Committee continues to believe that the mission-based goals set for each of the Company’s named executive officers are integral toward achieving key business objectives and contribute to the growth of the Company. The CHR Committee discussed a variety of financial metrics and determined that adjusted annual net income (as disclosed in the fourth quarter earnings release filed with the SEC following year-end), continues to be an appropriate metric for aligning the management team’s financial-based goals with the Company’s success for 2022. In November 2021, the CHR Committee made changes to the annual incentive compensation program for our named executive officers to increase the portion of the annual incentive program based on financial goals from 50% to 70%, and to reduce the portion of the annual incentive program based on mission-based goals from 50% to 30%.

Long Term Equity Incentive Compensation

Design

To align the compensation of our named executive officers with the attainment of our business goals and an increase in shareholder value, we award long-term equity incentive grants to our named executive officers as part of our total compensation package. These awards have been made pursuant to the Group 1 Automotive, Inc. 2014 Long Term Incentive Plan, as amended (the “LTIP”).

We believe that restricted stock, subject to time-based vesting requirements, appropriately aligns management’s interests with those of our Company and our shareholders, while helping to motivate and retain key members of our management team. Additionally, beginning in 2019, after extensive discussions between the CHR Committee and PM&P, the CHR Committee determined that the annual equity awards made to certain executive officers should include a performance-based award component. Accordingly, in 2021, 25% (increased to 50% in 2022, as discussed below) of each named executive officer’s equity compensation annual grants under the LTIP were subject to performance-based criteria under performance shares. These performance shares have been granted at the recommendation of PM&P in order to better align our incentive compensation with the incentive compensation of our peers.

When determining the size of the awards, we typically consider amounts that would provide our named executive officers with long-term incentive opportunities that, when performance is above target, results in pay above the median of our Peer Companies. We then take into account individual performance, the position and value of the named executive officer to our Company, experience and length of service to us, our desire to incentivize the officer to remain with our Company, and the amount of equity previously awarded to the officer.

Restricted Stock Awards

Vesting of equity-based awards are intended to facilitate retention, and the restricted stock shares vest over a five-year period with the restrictions relating to the awards lapsing 40% after two years and 20% in each year thereafter. Since 2008, our vesting provisions have been based on the passage of time. Under the terms of the current restricted stock award agreements, in the event of death or disability of any employee with unvested awards, all granted but unvested restricted stock awards will automatically vest. Certain qualified retirements will also result in the acceleration of vesting.

For more information on the potential vesting (or forfeiture) of outstanding Restricted Stock Awards, please see the section entitled “Executive Compensation — Potential Payments upon Termination or Change in Control — GROUP 1 AUTOMOTIVE 2014 LONG TERM INCENTIVE PLAN.”

Performance Share Awards

We designed 50% of the performance shares or 12.5% (50% x 25%) of the total 2021 annual equity-based grant, to be based on the Company’s return on invested capital (“ROIC”), and 50% of the performance shares of the equity award or 12.5% of the total annual equity-based grant to be based on the Company’s total shareholder return (“TSR”) relative to a comparator group of five domestic automotive retailers included in the Peer Companies.

Proxy Statement 2022 | 42

Proxy Statement 2022  |  43

These performance criteria are to be measured over a two-year performance period from the beginning of 2021 through the end of 2022. In addition, the 2021 performance share grants are subject to a three-year time-based vesting schedule. As a result, following the end of the two-year performance period, at the February 2023 meeting the CHR Committee will assess performance. Any awards that have satisfied the performance-based criteria will then continue to be subject to the time-based vesting requirement, which lapses at year end. Any 2021 performance shares earned will fully vest on December 31, 2023.

The 2021 awards generally vest from 0% to 200% of the target award granted, based on the ROIC and TSR performance achieved against our Peer Companies. However, the portion of the awards subject to TSR performance were also subject to a cap on the maximum fair market value of the awards that become earned. This maximum value cap would limit the upside value of each award in an environment where the stock price has increased substantially above the expected levels at the time of grant, limiting the number of shares that become eligible to be issued to the recipient upon settlement. As a result, the maximum fair market value (determined as of the last day of the applicable performance period) of the shares (or restricted stock, as further described below) may not exceed four times the fair market value of the target number of shares subject to TSR performance originally granted to the named executive officer (the “Maximum Value”). If the fair market value of the number of such shares (or restricted stock) exceeds that Maximum Value, then the number of TSR-based shares eligible to vest will be reduced to a number of whole shares that is equal to or less than the Maximum Value. However, if on the vesting date for the award, the aggregate fair market value of the shares payable to the individual is less than the Maximum Value, all or a portion of the number of share that were previously reduced due to the cap will become payable to the employee to the extent that the aggregate fair market value of the shares to be issued as of the vesting date does not exceed the Maximum Value.

For details regarding the potential vesting (or forfeiture of) the Performance Share Awards, please see the section entitled “Executive Compensation – Potential Payments upon Termination or Change in Control – GROUP 1 AUTOMOTIVE 2014 LONG TERM INCENTIVE PLAN.” The performance share agreements under the LTIP for our named executive officers provide that upon a named executive officer’s termination due to death or disability, the performance shares will pay out following the performance period based on actual performance. If a named executive officer’s employment is terminated due to a planned retirement (generally defined as a mutually agreed upon retirement by the officer and the Company), the performance shares will convert to time-based restricted stock awards that will continue to vest, subject to the officer’s compliance with applicable restrictive covenants, until the second anniversary of the named executive officer’s termination of employment. Such a conversion will occur based on the actual performance achieved during the performance period. All other terminations of employment will result in a forfeiture of the performance shares without payment.

2021 Awards

In February 2021, the CHR Committee reviewed the competitive analysis prepared by PM&P and the Company’s comprehensive compensation review to determine how each named executive officer’s base salary and total compensation compared to their peers. The CHR Committee also assessed all elements of each executive’s pay relative to total compensation. When making the decision as to the size of the equity award for each named executive officer the CHR Committee also considered each executive’s current equity position for purposes of reward and retention and considered other factors, such as size of previous awards, contribution to corporate results, leadership and Company performance during the year. Based on the analysis and review described above, on February 19, 2021, the CHR Committee granted the following restricted stock and performance share awards to the named executive officers:

	2021 Long Term Equity Incentive Compensation

Named Executive Officer	Restricted Stock Awards (#)	Value[1] ($)	Performance Share Awards (at Target) (#)	Value (at Target)[1] ($)

Earl J. Hesterberg	19,377	2,849,969	6,459	949,990

Daryl A. Kenningham	10,199	1,500,069	3,399	499,925

Daniel McHenry	2,550	375,054	849	124,871

Frank Grese, Jr.	3,569	524,929	1,189	174,878

Peter C. DeLongchamps	4,079	599,939	1,359	199,882

[1]	Value of awards reflect market rates on date of grant.

For more information on the 2021 equity awards, please see the section entitled “Executive Compensation — Grants of Plan-Based Awards in 2021.”

Changes for Fiscal 2022

In November 2021, after reviewing a competitive analysis prepared by PM&P and following discussions with PM&P , the CHR Committee increased the mix of performance based long term incentive from 25% to 50%. The financial metrics remained the same, with 25% (50% x 50%) of the total annual equity-based grant, to be based on Group 1’s ROIC, and 50% of the performance shares of the equity award or 25% of the total annual equity-based grant to be based on the Company’s TSR relative to a group of five domestic automotive retailers. The other fifty percent of the long term incentive, restricted stock awards, remains time vesting over five years.

401(K) Plan

We maintain the Group 1 Automotive, Inc. 401(k) Savings Plan (the “401(k) Savings Plan”) to assist eligible employees in providing for their retirement. Matching contributions may be in the form of cash or shares of our common stock or a combination of both, as determined by the CHR Committee. All of our matches have been in cash for all employees. Amounts that we contributed to each named executive officer’s 401(k) Savings Plan account are disclosed within the Summary Compensation Table.

Employee Stock Purchase Plan

Generally, under the Group 1 Automotive, Inc. Employee Stock Purchase Plan, all employees, including our named executive officers, are offered the opportunity to purchase up to $25,000 annually of our common stock at a 15% discount to market, provided that the maximum number of shares that may be purchased by an employee shall not exceed 3,000 shares of common stock per quarter. This is an additional equity incentive we offer to all of our employees to further promote their interest in enhancing shareholder value. These shares may not be sold by the employee for a minimum of six months following purchase.

Proxy Statement 2022 | 44

Proxy Statement 2022  |  45

Deferred Compensation Plan

The Group 1 Automotive, Inc. Deferred Compensation Plan (the “Deferred Compensation Plan”) is designed as a retention tool for our corporate and regional officers, dealership general managers, and other key employees. It allows participants the opportunity to accumulate additional savings for retirement on a tax-deferred basis. In 2021, the CHR Committee approved an amendment and restatement of the Deferred Compensation Plan which eliminated all investment options except the declared rate option and a money-market fund, discontinued the ability of participants to elect and schedule in-service withdrawals, eliminated non-discretionary employer matching contributions and discontinued future participation by our non-employee directors. For a more detailed discussion of the Deferred Compensation Plan, please see the section entitled “Executive Compensation — Nonqualified Deferred Compensation.”

Other Benefits

Health and Welfare Benefits

Our named executive officers are eligible to participate in our standard medical, dental, vision, disability insurance and life insurance plans to meet their health and welfare needs. These benefits are provided so as to assure that we are able to maintain a competitive position in terms of attracting and retaining executive officers and other employees. This is a fixed component of compensation and the benefits are provided on a non-discriminatory basis to all of our full-time employees.

Vehicle Allowance

Under his employment agreement, our Chief Executive Officer is provided with two vehicles for his use. Our President, U.S. and Brazilian Operations also receives the use of two vehicles. Our Senior Vice President and Chief Financial Officer, our Senior Vice President, Training, Operations Support and Employee Communications, and our Senior Vice President, Manufacturer Relations, Financial Services and Public Affairs, as well as our other Senior Vice Presidents, receive a vehicle allowance of $15,000 per year and the use of one vehicle. Vice Presidents are provided with a vehicle allowance of $11,300 per year, or a vehicle, and in certain limited cases, both.

Other Limited Perquisites and Personal Benefits

We provide certain named executive officers with perquisites and other personal benefits that the CHR Committee believes are reasonable and consistent with our overall compensation programs and philosophy. These benefits are provided in order to enable us to attract and retain these executives. For example, we pay for club membership privileges that are used primarily for business but also for occasional personal purposes by our Chief Executive Officer, Mr. Hesterberg. In addition, we own a fractional interest in an aircraft which is primarily used for business purposes. However, we make a portion of our time available to Messrs. Hesterberg and Kenningham for personal use during the year. In 2021, Mr. Hesterberg was allowed a maximum of 40 flight hours for personal use of the aircraft; however, his actual personal usage was 13.8 hours. In 2021, the CHR Committee approved 20 hours for personal use of the aircraft during the year for Mr. Kenningham. In 2021, Mr. Kenningham’s personal usage was 16.2 hours of personal flight time. Messrs. Hesterberg and Kenningham reimburse the Company for personal use based on the published standard industry fare level valuation method. This benefit is provided to Messrs. Hesterberg and Kenningham to optimize the use of their time and is consistent with similar benefits provided by our Peer Companies.

EMPLOYMENT AGREEMENTS, SEVERANCE BENEFITS AND CHANGE IN CONTROL PROVISIONS

We maintain employment and other compensatory agreements with certain named executive officers to ensure they will perform their roles for an extended period of time. Certain provisions contained in these agreements, such as non-competition and non-solicitation provisions, as well as change in control severance payments, are essential to retaining our talent and protecting our shareholders. We believe that it is appropriate to compensate individuals to refrain from working with competitors following termination, and that compensation enhances the enforceability of such agreements. These agreements and our severance terminology are described in more detail elsewhere in this proxy statement.

Please read “Executive Compensation — Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table — Employment, Incentive Compensation and Non-Compete Agreements.” These agreements provide for severance compensation to be paid if the officer’s employment is terminated under certain conditions, such as following a corporate change, involuntary termination, termination by us for “cause,” death or disability, each as defined in the applicable executive’s agreement. The employment and other compensatory agreements between our Company and our named executive officers and the related severance provisions are designed to meet the following objectives:

Corporate Change

In certain limited scenarios, the potential for merger or being acquired may be in the best interests of our shareholders. As a result, we provide severance compensation to certain named executive officers if the officer’s employment is terminated following a corporate change transaction. Our intent is to promote the ability of the officer to act in the best interests of our shareholders even though his or her employment could be terminated as a result of the transaction. However, as previously discussed, we do not provide any excise tax gross-ups to any of our named executive officers.

Termination Without Cause

If we terminate the employment of certain named executive officers “without cause” as defined in the applicable agreement, we are obligated to pay the officer certain compensation and other benefits as described in greater detail in “Executive Compensation - Potential Payments Upon Termination or Change in Control.” We believe these payments are appropriate because the terminated officer is bound by confidentiality, non-solicitation and non-compete provisions ranging from one to two years after termination. Parties with existing agreements have mutually agreed to a severance package that would be in place prior to any termination event. This provides us with more flexibility to make a change in senior management if such a change is in the best interests of our Company and its shareholders.

HEDGING AND PLEDGING PROHIBITIONS

Our directors and named executive officers, in addition to any of our employees or their designees, are prohibited from engaging in “short sales” of our stock or otherwise hedging the risk of ownership of our stock. Hedging is generally defined as purchasing a financial instrument that does, or is intended to, hedge or offset any decrease in the market value of our stock, regardless of the manner in which those individuals hold that stock (i.e., as an award from our LTIP, a gift, or from a direct purchase of the stock in the open market). We have also adopted a policy that prohibits our directors and officers from pledging their Company stock or engaging in any other transaction that has the effect of using Group 1 securities as collateral.

POLICY ON PAYMENT OR RECOUPMENT OF PERFORMANCE-BASED AWARDS

The CHR Committee has adopted a policy on payment or recoupment (or “clawback”) of performance-based cash bonuses and performance-based stock bonuses in the event of certain financial restatements, excluding those required by a change in generally accepted accounting principles, which provides that we will require the payment or reimbursement (to the extent permitted by governing law) of all or a portion of any performance-based cash or performance-based stock bonus where: (a) the payment was predicated upon the achievement of certain financial results that were subsequently the subject of a material restatement and (b) a higher or lower payment would have been made to the employee based upon the restated financial results. In each of these instances, we will, to the extent practicable: (a) either make a payment of, or seek to recover, the cash amount by which the individual employee’s annual performance-based bonus was recalculated based on the restated financial results; provided that we will not pay or seek to recover bonuses paid more than three years prior to the date the applicable restatement is disclosed; (b) cause the award or cancellation of any performance-based stock awards; and (c) seek reimbursement of any unearned gains realized on the vesting of performance-based stock attributable to such awards.

Proxy Statement 2022 | 46

Proxy Statement 2022  |  47

STOCK OWNERSHIP GUIDELINES

Our Stock Ownership Guidelines require our named executive officers to maintain a minimum number of shares of our common stock (CEO – 6x base salary; other named executive officers – 3x base salary) while they are employed by us. The guidelines reinforce the importance of aligning the longer-term interests of our named executive officers with the interests of our shareholders and are expressed in terms of the dollar value of their equity holdings as a multiple of each named executive officer’s base salary.

The dollar value of stock ownership is based on base salary times a multiple divided by the previous 36-month average stock price as calculated on December 31st of each year. Unvested restricted stock awards or restricted stock units are counted towards each named executive officer’s ownership requirement. Unvested performance shares are not considered in this calculation. Stock ownership levels should be achieved by each officer within five years of the adoption of these guidelines, or within five years of the individual’s appointment as an officer. Each of our named executive officers was in compliance with current guidelines on December 31, 2021, as indicated below.

[1]

Includes 2,282.53 shares held by the Hesterberg Management Trust, for which Mr. Hesterberg and his spouse are co-trustees, 65,517.61 shares of common stock held in gift trusts for the benefit of Mr. Hesterberg’s children, for which he serves as Trustee, 4,953 shares held by Mr. Hesterberg’s spouse, and 65,517.86 shares held by the 2019 Family Trust for which Mr.  Hesterberg’s spouse serves as Trustee.

TAX DEDUCTIONS FOR COMPENSATION

In conducting our executive compensation programs, prior to 2018 the CHR Committee considered the effects of Section 162(m) of the Internal Revenue Code (the “Code”), which denied publicly held companies a tax deduction for annual compensation in excess of $1 million paid to certain covered employees. While the CHR Committee considers the deductibility of compensation paid to our named executive officers as one factor in its determinations, the CHR Committee will ultimately structure compensation in a manner that meets our business, retention and incentive goals, even if some of it may be non-deductible.

RISK ASSESSMENT

We annually review our compensation policies and practices for all employees, including our named executive officers, and have determined that our compensation programs are not reasonably likely to cause behaviors that would have a material adverse effect on our Company. Moreover, we believe that several design features of our compensation programs and policies reduce the likelihood of excessive risk-taking:

✓	The program design provides a balanced mix of cash and equity, annual and longer-term incentives, and performance metrics.

✓	Annual and long-term incentive payouts are capped at industry standard levels.

✓	We currently do not grant stock options.

✓	The CHR Committee has discretion to modify the reward if the payout isn’t commensurate with performance.

✓	The compensation recovery policy (which extends to all employees participating in the incentive plan) allows our Company to “claw back” payments made using materially inaccurate financial results.

✓	Our named executive officers are subject to robust stock ownership guidelines.

✓	Compliance and ethical behaviors are integral factors considered in all performance assessments.

✓	We set the proper ethical and moral expectations through our policies, values and procedures and provide various mechanisms for reporting issues.

✓

We maintain an evaluation program, including periodic reviews and audits of our dealership sales, parts and service and finance departments, which enables us to verify that our compensation policies and practices are aligned with expectations.

✓	A cap is placed on the number of shares of common stock that may be awarded to an individual in any calendar year.

We believe that, for all employees, our compensation programs do not encourage excessive risk and instead encourage behaviors that support sustainable value creation aligned with our shareholders’ interests.

Proxy Statement 2022 | 48

Proxy Statement 2022  |  49

Report of the Compensation & Human

Resources Committee

During the last fiscal year, and this year in preparation for the filing of this proxy statement with the SEC, the Compensation & Human Resources Committee:

•	reviewed and discussed the disclosure set forth under the heading “2021 Compensation Discussion and Analysis” with management; and

•

based on the reviews and discussions referred to above, recommended to the Board of Directors that the disclosure set forth under the heading “2021 Compensation Discussion and Analysis” be included in this proxy statement and incorporated by reference into Group 1 Automotive, Inc.’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021.

Respectfully submitted by the Compensation & Human Resources Committee of the Board of Directors,

Anne Taylor (Chair)

Steven C. Mizell

Stephen D. Quinn

Steven P. Stanbrook

MaryAnn Wright

Executive Compensation

2021 SUMMARY COMPENSATION TABLE

The following table summarizes, with respect to our named executive officers, information relating to the compensation granted or earned for services rendered in all capacities during 2021, 2020 and 2019. Our named executive officers consist of five senior corporate officers, including our Chief Executive Officer and our Chief Financial Officer.

Name and Principal Position	Year	Salary ($)	Stock Awards[2] ($)	Non-Equity Incentive Plan Compensation[3] ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings[4] ($)	All Other Compensation[5] ($)	Total ($)

Earl J. Hesterberg President and Chief Executive Officer	2021	1,240,000	3,799,959	2,480,000	849,078	208,220	8,577,257
	2020	900,000	3,646,040	2,400,000	292,530	60,009	7,298,579
	2019	1,150,000	3,600,029	2,127,500	361,583	685,290	7,924,402

Daryl A. Kenningham President, U.S. and Brazilian Operations	2021	760,000	1,999,994	1,121,000	342,173	174,355	4,397,522
	2020	604,500	1,772,418	1,080,000	806,776	171,939	4,435,633
	2019	655,200	1,121,992	982,800	164,068	177,153	3,101,213

Daniel McHenry Senior Vice President And Chief Financial Officer	2021	575,000	499,925	661,250	859	34,557	1,771,591
	2020	375,317	450,026	349,506	—	13,607	1,188,456

Frank Grese, Jr.[1] Senior Vice President, Human Resources, Training and Operations Support	2021	633,450	699,807	715,799	373,425	32,605	2,455,086
	2020	558,625	708,927	707,250	157,112	34,764	2,166,678
	2019	595,400	683,993	684,710	197,769	33,618	2,195,490

Peter C. DeLongchamps Senior Vice President, Manufacturer Relations, Financial Services and Public Affairs	2021	530,450	799,821	610,018	142,794	29,663	2,112,746
	2020	467,792	708,927	592,250	54,561	30,613	1,854,143
	2019	492,650	647,980	566,548	77,961	24,489	1,809,628
[1]	Effective January 1, 2022, Mr. Grese was no longer responsible for Human Resources.

[2]

The amounts in the “Stock Awards” column reflects the required accounting expense for the restricted stock and performance share awards and do not correspond to the actual value that may be recognized by our named executive officers. These amounts represent the grant date fair value of awards computed in accordance with FASB ASC Topic 718 in connection with awards granted under the LTIP. Assumptions made in the calculation of these amounts in fiscal years 2019 and 2020 are included in Note 4 to the audited financial statements included in our Annual Reports on Form 10-K for the fiscal years ended December 31, 2019 and December 31, 2020, respectively. Assumptions made in the calculation of these amounts in fiscal year 2021 are included in Note 5 to the audited financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2021. Certain of these awards have no intrinsic value to the recipient until the performance or vesting schedule is met. For example: as of December 31, 2021, our named executive officers had not realized any value from their 2021 restricted stock awards because vesting will not begin until 2023, when forfeiture restrictions will lapse as to 40% of the awards. Forfeiture restrictions will lapse as to the remaining 60% of the 2021 awards in 20% increments in 2024, 2025 and 2026. Regarding performance share awards granted in 2021, assuming performance is satisfied, they are scheduled to vest on December 31, 2022 and vested shares will be released on December 31, 2023. With respect to the one-half portion of the performance share awards that are based on “performance conditions” for accounting purposes (as opposed to market conditions), if we assumed that the probable accounting value was based on the maximum payout for the awards, the grant date values would have been as follows: Mr. Hesterberg, $949,990; Mr. Kenningham, $499,925; Mr. McHenry, $124,871, Mr. Grese, $174,878; and Mr. DeLongchamps, $199,882. Vesting schedules for equity awards can be found in the footnotes to the “Outstanding Equity Awards as of December 31, 2021” table.

[3]

Annual cash incentive awards based upon the achievement of financial and mission-based goals. This is discussed further under “2021 Compensation Discussion and Analysis — Annual Incentive Compensation Plan”.

[4]

Amounts reflect above-market earnings on the Deferred Compensation Plan, as defined by earnings in excess of 120% of the applicable federal long-term rate, with compounding, of 1.56%. We do not offer a pension plan.

Proxy Statement 2022 | 50

Proxy Statement 2022  |  51

[5]	The following table contains a breakdown of the compensation and benefits included under “All Other Compensation” for 2021:

Name	Year	401(k) Savings Plan Matching Contribution ($)	Automobile Allowance ($)	Use of Demonstrator Vehicle[a] ($)	Airplane Use[b] ($)	Club Membership and Dues ($)	Total ($)

Earl J. Hesterberg	2021	8,700	—	29,431	150,404	19,685	208,220

Daryl A. Kenningham	2021	8,700	—	23,475	142,180	—	174,355

Daniel McHenry	2021	8,700	15,000	10,857	—	—	34,557

Frank Grese, Jr.	2021	7,111	15,000	10,494	—	—	32,605

Peter C. DeLongchamps	2021	8,700	15,000	5,963	—	—	29,663
[a]

Represents the incremental cost for personal use of one or more Company demonstrator vehicles. The incremental cost is determined by multiplying the annual lease value of the vehicle by the percentage of personal use, which we track through travel logs.

[b]

While we do not have formal arrangements regarding airplane use with our named executive officers other than Messrs. Hesterberg and Kenningham, in the event that the executives or their family members make use of the airplane they will reimburse the Company for their personal costs. Amounts within this column represents the incremental cost to us of providing this benefit, which is generally the difference between the amount paid by the executive for the use of our leased airplane under the standard industry fare level method and the lease cost to the Company for such use.

GRANTS OF PLAN-BASED AWARDS IN 2021

The following table provides information concerning each grant of an award made to our named executive officers under our annual incentive compensation plan and 2014 Long Term Incentive Plan during 2021:

		Possible Payouts Under Non-Equity Incentive Plan Awards[1]			Possible Payouts Under Equity Incentive Plan Awards[2]			All Other Stock Awards: Number of Shares of Stock or Units (#)	Grant Date Fair Value of Stock and Option Awards ($)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)

Earl J. Hesterberg	—	930,000	1,240,000	2,480,000	—	—	—	—	—
	02/19/2021	—	—	—	—	—	—	19,377	2,849,969
	02/19/2021	—	—	—	3,230	6,459	12,918	—	949,990

Daryl A. Kenningham	—	570,000	760,000	1,140,000	—	—	—	—	—
	02/19/2021	—	—	—	—	—	—	10,199	1,500,069
	02/19/2021	—	—	—	1,700	3,399	6,798	—	499,925

Daniel McHenry	—	383,525	478,975	661,250	—	—	—	—	—
	02/19/2021	—	—	—	—	—	—	2,550	375,054
	02/19/2021	—	—	—	425	849	1,698	—	124,871

Frank Grese, Jr.	—	422,511	527,664	728,468	—	—	—	—	—
	02/19/2021	—	—	—	—	—	—	3,569	524,929
	02/19/2021	—	—	—	595	1,189	2,378	—	174,878

Peter C. DeLongchamps	—	353,810	441,865	610,018	—	—	—	—	—
	02/19/2021	—	—	—	—	—	—	4,079	599,939
	02/19/2021	—	—	—	680	1,359	2,718	—	199,882
[1]

Estimated possible payouts under the 2021 annual incentive compensation plan. The amounts shown in the “Threshold”, “Target” and “Maximum” columns assume achievement of 100% of the mission-based goals for each named executive officer. See the “Non-Equity Incentive Plan Compensation” column of the 2021 Summary Compensation Table for actual amounts paid to named executive officers under the annual incentive compensation plan for 2021 and “2021 Compensation Discussion and Analysis — Annual Incentive Compensation Plan” beginning on page 38 of this proxy statement for a description of the annual incentive compensation plan and how the payouts were determined.

[2]

These columns reflect the threshold, target and maximum numbers of performance share units granted in 2021. The “Threshold” column reflects 50% of the target award; the “Target” column reflects 100% of the target award; and the “Maximum” column reflects 200% of the target number of the award, as this is the number of shares that could be earned based solely on the performance levels achieved. However, the awards were designed with a Maximum Value, a supplemental maximum payout formula that is described further within the CD&A above. This Maximum Value could potentially alter the number of shares of underlying common stock that could become payable pursuant to the award under any of the performance levels.

NARRATIVE DISCLOSURE TO SUMMARY COMPENSATION TABLE AND GRANTS OF PLAN-BASED AWARDS TABLE

The following is a discussion of material factors we believe are necessary to an understanding of the information disclosed in the Summary Compensation Table and the Grants of Plan-Based Awards Table for 2021.

Employment, Incentive Compensation and Non-Compete Agreements

Earl J. Hesterberg

Our employment agreement with Mr. Hesterberg. continues in effect until terminated by either Group 1 or Mr. Hesterberg upon delivery of six-months advanced written notice of termination.

Daryl A. Kenningham

Effective June 6, 2011, we entered into an incentive compensation, confidentiality, non-disclosure and non-compete agreement with Mr. Kenningham (the “Incentive Agreement”). The Incentive Agreement initially granted Mr. Kenningham 7,000 shares of restricted stock (which vested in full in 2016) in exchange for his agreement to certain non-competition restrictions and other customary restrictive covenants such as a confidentiality provision. The non-competition restriction within the Incentive Agreement is in effect during Mr. Kenningham’s employment and will continue in effect for a period of two years following his termination of employment for any reason.

Daniel McHenry

On June 1, 2020, we entered into an offer letter with Mr. McHenry (the “Offer Letter”), effective as of his appointment date. The Offer Letter provides that Mr. McHenry will receive an annual salary of $575,000 and will be eligible for an annual bonus opportunity equal to a maximum of 115% of his base salary. In connection with his promotion, and as an inducement to move to the U.S., on August 20, 2020, we entered into a “Retention, Confidentiality and Non-Compete Agreement with Mr. McHenry (the “Retention Agreement”). Pursuant to the Retention Agreement, Mr. McHenry was granted an initial restricted stock award of 2,067 shares, which was determined by dividing $200,000 by the closing price of our common stock on the date of grant. This initial restricted stock award will vest 40% on the second anniversary of the date of grant, with an additional 20% vesting on each subsequent annual anniversary date thereafter. The Retention Agreement provides that Mr. McHenry will also be eligible to receive future annual restricted stock awards, which will be based on his performance and subject to approval by the CHR Committee and which are expected to be granted at the same time and with similar vesting provisions as applicable for our other executive officers.

Additional Information

We have not entered into an employment or non-compete agreement with Mr. Grese or Mr. DeLongchamps. However, the equity-based compensation awards granted to our named executive officers could receive accelerated vesting in connection with certain qualifying terminations or change in control events.

Proxy Statement 2022 | 52

Proxy Statement 2022  |  53

OUTSTANDING EQUITY AWARDS AT DECEMBER 31, 2021

The following table provides information concerning restricted stock awards and performance share awards for our named executive officers. As of December 31, 2021 none of our named executive officers held any stock options.

	Restricted Stock Awards[1]			Performance Share Awards[2]

Name	Grant Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested[3] ($)	Equity Incentive Plan Awards: Number of Unearned Shares or Units of Stock That Have Not Vested (#)	Equity Incentive Plan Awards: Market Value of Unearned Shares or Units of Stock That Have Not Vested[3] ($)

Earl J. Hesterberg	03/01/2017	5,088	993,279	—	—
	02/20/2018	18,949	3,699,224	—	—
	02/19/2019	26,316	5,137,410	—	—
	02/17/2020	40,532	7,912,657	—	—
	02/19/2021	19,377	3,782,778	6,459	1,260,926

Daryl A. Kenningham	02/28/2017	2,453	478,875	—	—
	02/20/2018	5,200	1,015,144	—	—
	02/19/2019	8,203	1,601,390	—	—
	02/17/2020	19,703	3,846,420	—	—
	02/19/2021	10,199	1,991,049	3,399	663,553

Daniel McHenry	02/28/2017	700	136,654	—	—
	02/20/2018	1,600	312,352	—	—
	02/19/2019	2,400	468,528	—	—
	02/17/2020	2,544	496,640	—	—
	08/20/2020	2,067	403,520	—	—
	02/19/2021	2,550	497,811	849	165,742

Frank Grese, Jr.	02/28/2017	1,502	293,220	—	—
	02/20/2018	3,600	702,792	—	—
	02/19/2019	5,000	976,100	—	—
	02/17/2020	7,880	1,538,334	—	—
	02/19/2021	3,569	696,740	1,189	232,117

Peter C. DeLongchamps	02/28/2017	1,661	324,260	—	—
	02/20/2018	3,400	663,748	—	—
	02/19/2019	4,738	924,952	—	—
	02/17/2020	7,880	1,538,334	—	—
	02/19/2021	4,079	796,302	1,359	265,304
[1]

Forfeiture restrictions on our restricted stock awards lapse over a five-year period: 40% of the award on the second anniversary of the grant date, and 20% on the third, fourth and fifth anniversaries of the grant date, respectively. Unvested shares granted on February 17, 2020 include performance shares which satisfied the performance vesting requirement as of December 31, 2020 but remain subject to time-based vesting which will lapse on December 31, 2022.

[2]

Performance shares are earned with respect to measures over a designated performance period, as described in more detail within the CD&A section above. Regarding the February 19, 2021 award, the performance period begins on January 1, 2021 and ends on December 31, 2022. The vesting date is December 31, 2023. Values here are reported at Target payout amounts.

[3]	Calculated using value of our common stock at close of market on December 31, 2021 (the last trading day of the 2021 year) of $195.22.

2021 STOCK VESTED

The following table provides information relating to the vesting of restricted stock during 2021 on an aggregated basis for each of our named executive officers. Our named executive officers currently do not hold stock options.

	Performance Shares		Restricted Stock Awards

Name	Number of Shares Acquired on Vesting[1] (#)	Value Realized on Vesting[2] ($)	Number of Shares Acquired on Vesting[1] (#)	Value Realize on Vesting[2] ($)

Earl J. Hesterberg	26,440	5,121,957	39,106	5,811,914

Daryl A. Kenningham	8,239	1,596,059	12,120	1,799,709

Daniel McHenry	—	—	3,700	580,102

Frank Grese, Jr.	5,024	973,249	8,235	1,222,636

Peter C. DeLongchamps	4,758	921,720	8,518	1,265,827
[1]	Represents the gross number of shares acquired upon vesting of restricted stock and performance shares, without taking into account any shares withheld to satisfy applicable tax obligations.

[2]

Represents the value of the vested restricted stock and performance shares, calculated by multiplying (a) the number of vested shares of restricted stock by (b) the average of the high and low sales prices of our common stock on the vesting date, which is how we calculate market value for purposes of this table.

NONQUALIFIED DEFERRED COMPENSATION

The following table sets forth our named executive officers’ information regarding the Deferred Compensation Plan, including, with respect to each officer: (1) the aggregate contributions made by the officer, (2) the aggregate interest or other earnings accrued, and (3) the total balance of the officer’s account.

Name	Executive Contributions in Last FY1 ($)	Aggregate Earnings in Last FY2 ($)	Aggregate Balance at Last FYE[3] ($)

Earl J. Hesterberg	—	1,043,265	13,809,565

Daryl A. Kenningham	—	425,470	5,552,241

Daniel McHenry	127,938	1,073	129,011

Frank Grese, Jr.	—	462,891	6,061,279

Peter C. DeLongchamps	34,214	177,413	2,324,689
[1]	Reported as compensation to the named executive officer in the Summary Compensation Table for 2021 (including any non-equity incentive plan compensation earned during 2021 but paid in 2022).

[2]

The following portions of the aggregate earnings in the last fiscal year were reported in the 2021 “Change in Pension Value and Nonqualified Deferred Compensation Earnings” column of the 2021 Summary Compensation Table because they were above-market earnings: Mr. Hesterberg ($849,078), Mr. Kenningham ($342,173), Mr. McHenry ($859), Mr. Grese ($373,425), and Mr. DeLongchamps ($142,794).

Proxy Statement 2022 | 54

Proxy Statement 2022  |  55

[3]

The following portions of the aggregate balance amounts for each of the following named executive officers were reported as compensation to the officer in the Summary Compensation Table in previous years:

	Earl J. Hesterberg ($)	Daryl A. Kenningham ($)	Daniel McHenry ($)	Frank Grese, Jr. ($)	Peter C. DeLongchamps ($)

2020	1,972,530	806,776	—	473,581	86,363

2019	1,850,833	164,068	—	197,769	92,740

2018	1,487,607	181,560	—	808,644	151,699

2017	622,403	621,360	—	614,089	95,928

2016	1,084,057	—	—	450,932	148,501

2015	1,094,001	—	—	—	137,899

2014	494,519	—	—	—	127,009

2013	202,527	—	—	—	89,271

2012	233,611	—	—	—	97,419

2011	178,285	—	—	—	—

2010	—	—	—	—	—

2009	500,000	—	—	—	—

2008	147,159	—	—	—	—

2007	179,235	—	—	—	—

2006	525,465	—	—	—	—

2005	205,240	—	—	—	—

Pursuant to the Deferred Compensation Plan, certain corporate officers, including named executive officers, may defer up to 50% of their base salary and up to 100% of their incentive compensation. Deferral elections are to be made no later than the last day of the calendar year immediately preceding the calendar year in which such compensation is earned, or the first day of the next calendar quarter where the employee becomes eligible during the calendar year. Currently, 100% of each named executive officer’s account is vested. We may also make discretionary credits to an officer’s account from time to time, which credits will be subject to a vesting schedule established by us at the time of such credit. We did not make any discretionary contribution credits during the 2019, 2020 or 2021 calendar years.

Benefits under the Deferred Compensation Plan will be paid no earlier than upon the executive’s termination of service, or, for deferrals made prior to January 1, 2021, upon a certain date elected by the officer. Benefits will be paid, at the participant’s election, in a lump sum or in annual installments, although all distributions will be paid in cash. Payments upon an executive’s termination of service may be delayed for six months to the extent necessary to comply with the requirements of Section 409A of the Code. Except in the event of unforeseeable financial emergencies, effective January 1, 2021, in-service withdrawals are not permitted in the Deferred Compensation Plan, although the necessary portion of a participant’s vested account balance may be distributed in order to satisfy certain employment, federal or state taxes. An unforeseeable financial emergency shall allow a participant to access vested funds in his accounts upon the occurrence of: (1) a severe financial hardship of the participant that results from an illness or accident of the participant, or the participant’s beneficiary, spouse or dependent; (2) loss of the participant’s or the beneficiary’s property due to casualty; or (3) a similar extraordinary and unforeseeable circumstance as described in Section 409A of the Code arising as a result of events beyond the participant’s control. Effective January 1, 2021, an annual contribution limit of $300,000 was implemented for all employee deferrals with an employee lifetime maximum contribution amount of $3.5 million.

Deferred amounts will be deemed to be notionally invested in either the Group 1 Guaranteed Crediting Rate investment option or a money market fund. The Group 1 Guaranteed Crediting Rate investment option is a declared interest rate, which is set by the Committee annually, and was set by the Committee at 8.0% for 2021.

Deferred Compensation Plan Changes for Fiscal 2022

In November 2021, the CHR Committee reviewed a market analysis prepared by PM&P. Following extensive discussion between management, the CHR Committee and PM&P, the CHR Committee set the declared interest rate for the Deferred Compensation Plan at 6.5% for 2022. The 2022 rate reflects current interest rate changes and the Company’s cost of capital.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

We believe providing certain senior corporate officers with severance payments and accelerated vesting of equity awards in certain circumstances are important retention tools. In addition, we believe that providing for “double-trigger” (defined below) payments and equity award vesting to certain key executives in connection with a “corporate change” helps maximize shareholder value by encouraging our executives to objectively review any proposed transaction, whether or not that executive will continue to be employed. A “double-trigger” payment or benefit becomes due in the event of a qualifying event such as an involuntary termination of employment without “cause” or a termination of employment with “good reason” in connection with a corporate change. Executive officers at other companies in the general market against which we compete for executive talent commonly have equity compensation plans that provide for accelerated vesting upon a corporate change and post-termination payments, and we have consistently provided this benefit to certain senior corporate officers in order to remain competitive in attracting and retaining skilled professionals.

Disclosed below is the amount of compensation and/or other benefits that would be payable to each of our named executive officers in the event of termination of their employment under the following scenarios: death, disability, with and without cause, for certain constructive termination events, in each case, following a corporate change. These potential payments are governed by the 2014 Long Term Incentive Plan and the 2007 Long Term Incentive Plan pursuant to which various equity incentive awards were issued and, with respect to Messrs. Hesterberg, Kenningham, and McHenry, the terms of employment agreements or other individual written arrangements. None of our named executive officers is entitled to an excise tax gross-up payment. For additional information regarding the employment agreements, see “2021 Compensation Discussion and Analysis — Employment Agreements, Severance Benefits and Change in Control Provisions.”

Employment And Severance Agreements

Mr. Hesterberg’s Employment Agreement. Mr. Hesterberg’s agreement (the “Employment Agreement”) provides that in the event the executive is terminated due to an Involuntary Termination or the executive terminates his employment following a Constructive Termination Event, the executive will be entitled to the following:

•

a lump sum payment equal to the executive’s base salary divided by 12 and multiplied by a severance multiplier. The “severance multiplier” in the case of Mr. Hesterberg, is 12 months or the remaining months in the term of the employment agreement. The payment will be made on the first day of the seventh month following the termination of employment;

•

a pro rata bonus calculated in accordance with our Annual Incentive Compensation Plan, paid in a single lump sum payment at the later of (1) the first day of the seventh month following the executive’s separation from service, or (2) March 15th of the year following the release of earnings for the year in which the separation of service occurred;

•

immediate vesting of all unvested restricted stock awards or stock options, which will be exercisable as if the executive had continued to be employed by the Company for the full term of his employment agreement; and

•	the use of a demonstrator vehicle for a period of six months.

In the event that the executive terminates employment following an involuntary reduction of his salary or incentive compensation targets within six months after a Corporate Change, the executive will be entitled to the same payments and benefits as described in the first three bullets above, except the severance multiplier will be 30 months. Each agreement further provides that if the executive’s employment is terminated due to Death or Disability, then the executive is entitled to:

•

his pro rata salary through the date of such termination and a pro rata bonus (based on his termination date), calculated in accordance with our Annual Incentive Compensation Plan, paid in a single lump sum payment at

Proxy Statement 2022 | 56

Proxy Statement 2022  |  57

the later of (1) the first day of the seventh month following the executive’s separation from service, or (2) March 15th of the year following the release of earnings for the year in which the separation of service occurred;

•

immediate vesting of all unvested restricted stock awards or stock options, which will be exercisable as if the executive had continued to be employed by us for the full term of his employment agreement; and

•

in the case of Disability, the use of a demonstrator vehicle for a period of six months, or in the event of the executive’s Death, the use of the vehicle would go to the surviving spouse, if any, for a period of twelve months.

Mr. Hesterberg’s agreement also provides that if he resigns at any time after May 18, 2018, all unvested equity awards held by Mr. Hesterberg will vest upon satisfaction of certain post-termination employment obligations set forth in his non-compete agreement (discussed below); provided, however, that beginning with the awards granted in 2018, any restricted stock awarded to the executive must have been granted at least six months prior to the date the executive provides notification of his intent to terminate his employment due to qualified retirement, and at least six months prior to his effective retirement date to be eligible for vesting as provided above. In addition, if Mr. Hesterberg’s employment is terminated for any reason, other than cause, after May 18, 2018, he will receive his pro rata bonus through the date of his termination, calculated in accordance with the annual incentive compensation plan and paid in a single lump sum payment.

In the event of a termination by the Company for Cause or a Voluntary Termination by the executive, all compensation and benefits will cease as of the respective date of termination. In these circumstances, the executive would only receive base salary earned but not yet paid.

The employment agreements contain a covenant that the executives will not sue or lodge any claim against the Company based upon an Involuntary Termination for any payments in addition to those described above. In the event that the executive breaches this covenant, we will be entitled to recover from that executive all sums we or any of our subsidiaries or affiliates have expended in relation to such action. We will also be entitled to offset any amounts expended in relation to defending such claim against any amounts owed to the executive prior to a final determination of the arbitration provisions provided for in the employment agreement.

Mr. Hesterberg has agreed not to disclose, during or at any time after their employment with us, any of our confidential information or trade secrets. The executive will return all proprietary materials, and all copies thereof, to the Company upon a termination of employment for any reason, and all copyrighted works that the executive may have created during his employment relating to the Company or our business in any manner shall remain our property.

Mr. Kenningham’s Incentive Compensation, Confidentiality, Non-Disclosure and Non-Compete Agreement. The Incentive Agreement provides for certain potential severance payments and includes customary restrictive covenants. In the event that Mr. Kenningham is terminated by the Company without Cause or incurs an Involuntary Termination (generally defined as a termination by Mr. Kenningham due to the Company breaching any material provision of the Incentive Agreement, a Constructive Termination Event, or an involuntary reduction in his base salary or incentive compensation targets (other than a reduction in such target that is applied consistently to other executive officers to reflect changes in relative EPS projections as a result of such Corporate Change) within six months following a “Corporate Change” that is not cured by the Company within 30 days of written notice from Mr. Kenningham), the Company shall pay to Mr. Kenningham a cash payment equal to one year of base salary at the most recent rate of pay, subject to Mr. Kenningham’s compliance with certain restrictive covenants within the Incentive Agreement and Mr. Kenningham’s execution of a general release in the Company’s favor; in addition, upon such a qualifying termination, Mr. Kenningham shall also be entitled to accelerated vesting of outstanding restricted stock awards, which is conditioned upon his compliance with the terms of such awards, and a pro-rated bonus calculated in accordance with the Company’s annual incentive compensation plan. In the event that Mr. Kenningham incurs a Disability, he shall be paid his regular salary in effect at the start of such Disability up to the first 120-day period of his Disability.

Mr. McHenry’s Retention and Severance Agreement. The Retention Agreement provides for certain potential severance payments and includes customary restrictive covenants. In the event that Mr. McHenry incurs a “Qualifying Termination” (generally defined as a termination without Cause or due to Mr. McHenry’s death or Disability), the Company shall pay to Mr. McHenry a cash payment equal to the average annual base salary that

Mr. McHenry received over the 24-month period immediately preceding the date of the applicable termination, subject to Mr. McHenry’s compliance with certain restrictive covenants within the Retention Agreement and upon Mr. McHenry’s execution of a general release in the Company’s favor.

As used in the above-described agreements for Messrs. Hesterberg, Kenningham and McHenry, as applicable, the following terms shall generally have the meaning provided below, which could impact the amount of compensation that the executive receives at or following his separation from service from us:

•

“Cause” shall mean, for purposes of the Employment Agreement and the Retention Agreement, any of the following: (1) conviction or plea of nolo contendere to a felony or a crime involving moral turpitude; (2) breach of any material provision of either an agreement with us or our Code of Conduct or certain other material policies; (3) the use, for his own benefit, of any confidential or proprietary information of ours, or willfully divulging for his benefit such information; (4) fraud or misappropriation or theft of any of our funds or property; (5) willful refusal to perform his duties; or (6) gross negligence; provided, however, that we, before terminating the executive under (2), (5), or (6) must first give written notice to him of the nature of the alleged breach or refusal and must provide him with a period of time (15-20 days) to correct the problem, unless correction is inherently impossible.

•

“Cause” shall mean, for purposes of the Incentive Agreement, any of the following: (1) indictment or conviction of any felony or any crime involving dishonesty, (2) participation in any fraud or act of dishonesty against the Company, (3) a violation of any Company policy that causes a material detriment to the Company, (4) a breach of the executive’s duties to the Company, including but not limited to unsatisfactory performance of job duties that is not corrected within 30 days after written notice, (5) intentional damage to any property of the Company, (6) conduct by the executive that demonstrates gross unfitness to serve, and (7) a material breach of the Incentive Agreement.

•

“Corporate Change” shall mean the first to occur of any of the following events: (1) any person acquires 50% or more of our common stock or voting securities, other than (a) any acquisition directly from or resulting from an acquisition of our shares by the Company, (b) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any entity controlled by the Company, or (c) any acquisition by any entity pursuant to a transaction which complies with clauses (a) or (b); (2) the occurrence of a merger, reorganization, consolidation or disposition of all or substantially all of our assets, unless our shareholders prior to such transaction hold more than 50% of the equity and voting power of the resulting entity or entity holding such assets, no person (other than benefit plans of such entity) holds 50% or more of the equity or voting power of such entity and at least a majority of the board of directors of such entity were members of the Incumbent Board; (3) our shareholders approve our complete liquidation or dissolution; or (4) under the Incentive Agreement, within any period of 24 consecutive months and subject to certain exceptions, a change in the composition of the board of directors of the Company such that the incumbent board ceases for any reason to constitute a least a majority of the Board.

•

“Constructive Termination Event” shall occur upon: (1) the failure by us to pay the executive’s compensation as provided in the applicable agreement; (2) relocation without his consent of his primary employment location of more than 50 miles; (3) our request that the executive perform any illegal activity or sign-off on any inappropriate financial statement or acknowledgement; (4) a material diminution in the executive’s position, duties, responsibilities, reporting status, or authority; or (5) a material negative reduction in base salary or incentive compensation targets within six months after a Corporate Change, except that before exercising his right to terminate the employment relationship pursuant to any of the previous provisions, he must first give written notice to our Board of the circumstances purportedly giving rise to his right to terminate and must provide us with a minimum of thirty days (fifteen days under the Incentive Agreement) to correct the problem, unless correction is inherently impossible.

•

“Disability” under the Employment Agreement and Retention Agreement shall mean the executive’s becoming incapacitated by accident, sickness or other circumstance that in the reasonable opinion of a qualified doctor approved by our Board, renders him mentally or physically incapable of performing the essential functions of the executive’s position, with or without reasonable accommodation, and that will continue, in the reasonable opinion of the doctor, for a period of no less than 180 days.

•

“Disability” under the Incentive Agreement means any ailment or condition that prevents the executive from actively carrying out his duties under the Incentive Agreement for a continuous period of 120 days.

Proxy Statement 2022 | 58

Proxy Statement 2022  |  59

•

“Involuntary Termination” shall mean, for purposes of the Employment Agreement and Retention Agreement, a termination by the executive due to a Constructive Termination Event by itself or in relation to a Corporate Change, or by us for any reason without Cause, at the discretion of our Board; an “Involuntary Termination” also includes the nonrenewal of the executive’s employment agreement by the Board. Under the Incentive Agreement, an Involuntary Termination has the meaning defined in the description of such agreement above.

•	“Voluntary Termination” shall mean a termination by the executive other than for a Constructive Termination Event.

Group 1 Automotive 2014 Long Term Incentive Plan

Upon the occurrence of a Corporate Change, the CHR Committee may fully vest any restricted stock awards then outstanding and, upon such vesting, all restrictions applicable to the restricted stock will terminate. Further, the Committee may determine that the performance conditions are satisfied for the performance share awards upon a Corporate Change if the participant is also terminated without cause or for good reason in connection with the Corporate Change, or the participant’s award is not assumed or converted by the controlling entity following the Corporate Change.

A Corporate Change occurs if (1) we are dissolved and liquidated; (2) we are not the surviving entity in any merger or consolidation (or we survive only as a subsidiary of an entity); (3) we sell, lease or exchange all or substantially all of our assets to any other person or entity; (4) any person, entity or group acquires or gains ownership or control of more than 50% of the outstanding shares of our voting stock; or (5) after a contested election of directors, the persons who were directors before such election cease to constitute a majority of our Board of Directors.

Our named executive officers do not currently, and at December 31, 2021 did not, hold any unvested stock options, and therefore there are no amounts to report with respect to acceleration of stock option awards by the CHR Committee in connection with a Corporate Change.

The award agreements for restricted stock also establish vesting provisions applicable to termination of employment. The award agreement for all grants of restricted stock to our named executive officers, provides for accelerated vesting if the named executive officer’s employment is terminated due to death or disability. The award agreements also provide for accelerated vesting in the case of death or disability during the two-year period following a qualified retirement. A “qualified retirement” with respect to the 2021 awards generally means a retirement after attaining the age of 63 and following the date on which the sum of the executive’s age and years of service equals or exceeds the age of 70, and so long as the executive has completed in aggregate, five years of service, and upon satisfaction of a two year non-compete and certain non-disclosure covenants. A “qualified retirement” with respect to awards granted prior to 2021 generally means a termination of employment on a date that is on or after the employee’s attainment of age 63 and following the employee’s completion of at least ten years of service with the Company and upon satisfaction of a two year non-compete and certain non-disclosure covenants. Additionally, awards granted during the year employment is terminated will vest, provided the executive received such award at least six months prior to termination.

The performance share agreements for our named executive officers provides that upon a named executive’s officer’s termination due to death or disability, the performance shares will pay out following the performance period based on actual performance. If a named executive officer’s employment is terminated due to a “planned retirement” (generally defined as a mutually agreed upon retirement by the officer and the Company), the performance shares will convert to time-based restricted stock awards that will continue to vest, subject to the officer’s compliance with applicable restrictive covenants, until the second anniversary of the named executive officer’s termination of employment. Such a conversion will occur based on the actual performance achieved during the performance period. All other terminations of employment (other than as described above in connection with a Corporate Change) will result in a forfeiture of the performance shares without payment. As described in the CD&A above, the 2021 performance shares were also granted with a Maximum Value limitation. For performance share awards granted prior to 2021, a similar maximum value limitation applied, but that limitation applied to both TSR and ROIC-based awards, to be calculated separately. These value limits could potentially alter the number of shares that become payable in connection with an acceleration or payment event.

Non-Competition Agreements

Along with their respective employment agreements, Mr. Hesterberg has entered into a Non-Compete Agreement and Messrs. Kenningham and McHenry have entered into an Incentive Compensation and Non-Compete Agreement with the Company, each of which provide that for a period of two years following the executive’s termination of employment, the executive will not compete with the Company or induce any of our employees to leave his or her employment with us or hire any of our employees.

If Mr. Hesterberg violates this agreement, he will also forfeit his rights to any restricted stock and stock options granted pursuant to his employment agreement, and we will have the right to refrain from making any further payments under that agreement, as well as to receive back from Mr. Hesterberg the full value of any payments which were made to him in the previous twelve months as well as the value of any restricted stock or stock options that may have vested during the past twelve months from the date of Mr. Hesterberg’s termination. If Mr. McHenry violates his agreement, we will have the right to demand forfeiture of any cash or equity award realized during the twelve months prior to the violation. If Mr. Kenningham violates his agreement, we will have the right to refrain from making any further payments under his Incentive Agreement.

Messrs. Hesterberg and Grese are eligible for a “qualified retirement”, as previously described under “2021 Compensation Discussion and Analysis — Long Term Equity Incentive Compensation,” and therefore would be subject to the two year non-compete agreement described therein. Messrs. Kenningham, McHenry and DeLongchamps were not eligible for a qualified retirement as of December 31, 2021.

TERMINATION AND CHANGE IN CONTROL TABLES FOR 2021

The following tables present for each named executive officer, the estimated payments and other benefits that would have been payable as of the end of 2021 in the event of a termination of employment and a Corporate Change, as narratively described above.

These estimated amounts have been calculated as if the individual’s employment had been terminated, or a Corporate Change had occurred, as of December 31, 2021, the last business day of 2021, and using a closing price of the Company’s common stock on December 31, 2021 which was $195.22. The equity award calculations in the table below do not include performance shares because the performance period has not been fulfilled.

Earl J. Hesterberg	Involuntary Termination ($)		Constructive Termination ($)	Corporate Change[1] ($)	Death and Disability ($)

Salary and Bonus	3,720,000		3,720,000	5,580,000	2,480,000

Equity Compensation[2]	18,977,141		18,977,141	18,977,141	18,977,141

Use of Vehicle	17,574		17,574	17,574	35,148

TOTAL	22,714,715		22,714,715	24,574,715	21,492,289

Daryl A. Kenningham	Involuntary Termination ($)		Constructive Termination ($)	Corporate Change[1] ($)	Death and Disability ($)

Salary and Bonus	1,881,000		1,881,000	1,881,000	—

Equity Compensation	7,694,206		7,694,206	7,694,206	7,694,206

TOTAL	9,575,206		9,575,206	9,575,206	7,694,206

Daniel McHenry	Involuntary Termination ($)		Constructive Termination ($)	Corporate Change[1] ($)	Death and Disability ($)

Salary and Bonus	475,159	[3]	—	—	475,159

Equity Compensation	—		—	2,315,504	2,315,504

TOTAL	475,159		—	2,315,504	2,790,663

Proxy Statement 2022 | 60

Proxy Statement 2022  |  61

Frank Grese, Jr.	Involuntary Termination ($)	Constructive Termination ($)	Corporate Change[1] ($)	Death and Disability ($)

Equity Compensation[2]	—	—	3,711,913	3,711,913

TOTAL	—	—	3,711,913	3,711,913

Peter C. DeLongchamps	Involuntary Termination ($)	Constructive Termination ($)	Corporate Change[1] ($)	Death and Disability ($)

Equity Compensation	—	—	3,752,324	3,752,324

TOTAL	—	—	3,752,324	3,752,324
[1]

For Messrs. Hesterberg and Kenningham, the amounts in this column reflect the cash payments and acceleration value of equity award benefits that would become payable upon a qualifying termination following a Corporate Change. Upon a Corporate Change without an accompanying qualifying termination, Messrs. Hesterberg and Kenningham, along with the remaining named executive officers, would also be eligible to receive accelerated vesting of outstanding equity awards in connection with a Corporate Change only upon the sole discretion of the CHR Committee, which we have assumed to have occurred for purposes of this table.

[2]

Although Messrs. Hesterberg and Grese have attained the age for a qualified retirement, each executive would be eligible to receive unvested restricted stock only if he remained compliant with his restrictive covenants.

[3]	For Mr. McHenry, this amount only relates to a termination by the Company without Cause, or in the event of Death and Disability.

Director Compensation

2021 DIRECTOR COMPENSATION TABLE

The following table sets forth a summary of the compensation we paid to our non-employee directors in 2021. Directors who are our full-time employees, currently Messrs. Hesterberg and Pereira, receive no compensation for serving as directors. Mr. Hesterberg’s compensation is shown in the Summary Compensation Table and related tables above and Mr. Pereira’s compensation is discussed in the section titled “Certain Relationships and Related Transactions.”

Name	Fees Earned or Paid in Cash[1] ($)	Stock Awards[2,3] ($)	All Other Compensation[4] ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings[5] ($)	Total ($)

Carin M. Barth	70,021	199,979	20,000	11	290,011

Steven C. Mizell[6]	37,698	167,598	16,722	—	222,018

Stephen D. Quinn	158,771	199,979	20,000	—	378,750

Steven P. Stanbrook	45,021	199,979	20,000	—	265,000

Charles L. Szews	60,021	199,979	20,000	—	280,000

Max P. Watson, Jr.[7]	22,521	199,979	10,000	—	232,500

Anne Taylor	60,021	199,979	20,000	1,794	281,794

MaryAnn Wright	51,271	199,979	20,000	20	271,270
[1]	The amounts in this column include the cash value of a fractional share awarded as part of the equity-based compensation retainer as described in more detail in the narrative.

[2]

The amounts included in the “Stock Awards” column represent the grant date fair value of awards computed in accordance with FASB ASC Topic 718. Assumptions made in the calculation of these amounts are included in Note 5 to our audited financial statements for the fiscal year ended December 31, 2021, included in our Annual Report on Form 10-K.

[3]

Our directors are offered the option of taking their annual retainer in restricted stock or restricted stock units. In 2021 each non-employee director received 1,576 shares of restricted stock or restricted stock units in payment of the equity portion of the 2021 annual retainer. Mr. Mizell joined the Board March 1, 2021, and received a prorated retainer of 1,069 shares for 2021.

[4]	The amounts in this column reflect the annual vehicle stipend.

[5]

Amounts reported reflect above-market earnings on the Deferred Compensation Plan. Amounts are reflective of earnings in excess of 120% of the applicable federal long-term rate, with compounding, of 1.56%. We do not sponsor a pension plan.

[6]	Mr. Mizell was appointed to the Board on March 1, 2021.

[7]	Mr. Watson retired from the Board effective May 12, 2021.

Proxy Statement 2022 | 62

Proxy Statement 2022  |  63

RETAINERS AND FEES

The table below sets forth the compensation components we paid to our non-employee directors which governed the 2021 compensation program:

Retainer and Meeting Fees[1]	2021 ($)

Annual Retainer

Annual Cash Retainer	45,000

Equity Retainer[2]	200,000

Additional Annual Retainers

Non-Executive Chair of the Board[3]	100,000

Audit Committee Chair	25,000

Compensation & Human Resources Committee Chair	15,000

Finance/Risk Management Committee Chair	15,000

Governance & Corporate Responsibility Committee Chair[4]	10,000

Annual Vehicle Stipend	20,000
[1]	All cash retainer amounts are paid quarterly.

[2]

The equity portion of the retainer is paid annually in restricted stock or restricted stock units valued at approximately $200,000 at the time of the grant pursuant to the 2014 Long Term Incentive Plan.

[3]	The annual retainer for the Non-Executive Chair of the Board was increased to $135,000, effective November 16, 2021.

[4]	The annual retainer for the GCR Committee Chair was increased to $15,000, effective November 16, 2021.

EQUITY-BASED COMPENSATION

The equity portion of our non-employee directors’ retainers is paid annually in restricted stock or restricted stock units valued at approximately $200,000 at the time of the grant pursuant to the 2014 Long Term Incentive Plan. In 2021, directors could elect whether to receive the equity retainer in restricted stock or restricted stock units. In 2021, all of our then current directors elected to receive their annual retainer in restricted stock, except for Ms. Barth, Mr. Mizell, Ms. Taylor and Ms. Wright, who each elected to receive restricted stock units. The grant was effective January 4, 2021 and was determined based on the average of the high and low market price of our common stock on that date. Accordingly, each non-employee director received 1,576 shares of restricted stock or restricted stock units in payment of the equity portion of the 2021 annual retainer. Mr. Mizell was elected to the Board on March 1, 2021. Upon his election, he received a pro rata annual retainer of 1,069 shares of restricted stock units.

Restricted stock or restricted stock units granted to our directors vest immediately upon issuance. All vested awards held by a director will settle upon the retirement, death or disability of the director. Under grants of restricted stock units made prior to 2019, the vested restricted stock units held by a director are settled or shares of our common stock upon the termination of the director’s membership on our Board of Directors. Beginning with grants of restricted stock units made following January 1, 2019, all restricted stock units are settled in cash.

STOCK OWNERSHIP GUIDELINES

Our Board has adopted Stock Ownership Guidelines that apply to our non-employee directors. In November 2021, following discussion with PM&P, upon the recommendation of the GCR Committee, the Board approved updates to the Stock Ownership Guidelines. Under the updated Stock Ownership Guidelines, our non-employee directors are required to maintain stock ownership value of $450,000 (“Director Ownership Requirement”) within five years. Once the Director Ownership Requirement is achieved, directors may sell or otherwise dispose of any shares in excess of the $450,000 value. In the event a director’s stock ownership value falls below the Director Ownership Requirement because of a decline in stock price, the director is prohibited from selling or otherwise disposing of shares of the Company’s common stock until the Director Ownership Requirement is reestablished through open market purchases or annual director equity grants. Restricted stock granted to directors as part of the annual retainer counts toward the Director Ownership Requirement without regard to the vesting or other liquidity provisions related thereto. Stock that applies toward satisfaction of these guidelines includes: (1) shares of common stock owned outright by the director and his or her immediate family members who share the same household, whether held individually or jointly and (2) awarded restricted stock and restricted stock unit shares. Each of our directors has met, or will meet within the applicable timeframe, our current Director Ownership Requirements.

NONQUALIFIED DEFERRED COMPENSATION

In November 2020, the CHR Committee approved an amendment and restatement to the Deferred Compensation Plan, effective January 1, 2021. Under the amended and restated plan, non-employee directors can no longer defer director compensation under the plan. However, previously deferred amounts remain deferred under the plan until the originally scheduled payment date. Please see the section entitled “Executive Compensation — Nonqualified Deferred Compensation” for a more fulsome description of the Company’s Deferred Compensation Plan and the material changes approved under the amended and restated plan.

Prior to amending the Deferred Compensation Plan effective January 1, 2021, the plan provided those directors who elected to participate an opportunity to accumulate additional savings for retirement on a tax-deferred basis. The non-employee directors could defer any portion of the cash compensation (annual retainer or meeting fees) that he or she received with respect to the services provided to our Board, including any committee services, and the director would be 100% vested in his account at all times. We have complete discretion over how the deferred funds are utilized and they represent our unsecured obligation to the participants.

COMPENSATION CHANGES FOR FISCAL 2022

As described above, in November 2021, following review of a competitive market analysis prepared by PM&P, the GCR Committee recommended an increase in the annual retainers paid to the Non-Executive Chair of the Board and the GCR Committee Chair. Accordingly, the Board approved an increase in the annual retainer for the Non-Executive Chair of the Board from $100,000 to $135,000 and for the GCR Committee Chair from $10,000 to $15,000. The increases to the annual retainers were approved in order to maintain market competitiveness.

Proxy Statement 2022 | 64

Proxy Statement 2022  |  65

CEO Pay Ratio Disclosure

SEC regulations require that we provide a comparison of the annual total compensation of our Chief Executive Officer in 2021, to the annual total compensation of an individual identified as our median compensated employee. For 2021, our last completed fiscal year:

•	Mr. Hesterberg’s annual total compensation was $8,577,257

•	Our median employee’s total compensation was $54,880

•	The ratio of Mr. Hesterberg’s annual total compensation to our median employee’s annual total compensation was 156 to 1.

SEC rules allow us to use the employee identified in 2020 for three years. However, this individual was on leave for a substantial part of 2021. Therefore, for 2021 we selected an employee with substantially similar compensation to the 2020 identified median employee.

We identified our 2020 median compensated employee based on our population as of December 31, 2020. We used a consistently applied compensation measure which included total gross wages using our payroll records for fiscal 2020. We converted the amount of compensation paid to non-U.S. employees to U.S. dollars using average foreign currency exchange rates for 2020. We annualized compensation for employees hired during 2020.

Annual 2021 total compensation for the identified median employee and our CEO was calculated according to the SEC rules used to calculate the “Total” column in the Summary Compensation Table.

We believe the pay ratio information set forth above constitutes a reasonable estimate, calculated in a manner consistent with applicable SEC regulations.

Because other companies may use different methodologies to identify their median employees, the pay ratio set forth above may not be comparable to the pay ratios used by other companies.

Certain Relationships and Related

Transactions

TRANSACTIONS

During fiscal year 2021 we were not, and we are not currently, a party to a transaction or series of transactions in which the amount involved did or may exceed $120,000, in which any of our directors, executive officers, any holder of more than 5% of our common stock or any member of the immediate family of any of these persons had or will have a direct or indirect material interest, except as described below and the compensation arrangements (including with respect to equity compensation) described in “2021 Compensation Discussion and Analysis,” “Executive Compensation” and “Director Compensation.”

Information below pertains to certain related party transactions related to the operations of our subsidiary UAB, which we acquired in February 2013. All of the operations of UAB are in Brazil. The conversion of amounts expressed in Brazilian Reais to U.S. Dollars was calculated by using the average currency exchange rate for 2021, as provided by Oanda. R$5.3950 = USD$1.00.

Lincoln Pereira and UAB

During 2021 we paid Lincoln Pereira, a Director of our Company, R$1,107,778.00 (USD$205,334.20) cash compensation for his services as our Regional Vice President, Brazil and as Chairman of our Brazilian subsidiary, UAB, and R$158,997.90 (USD$29,471.34) for health insurance.

Mr. Pereira’s brother, Ricardo Ribeiro da Cunha Pereira, serves as Honda’s General Manager. During 2021 the Company paid Mr. Ricardo Pereira R$706,650.55 (USD$130,982.49) in total compensation, consisting of R$648,497.61 (USD$120,203.45) of cash compensation and R$58,152.94 (USD$10,779.04) for health insurance.

Mr. Pereira’s brother, Andre Ribeiro, served as Commercial Operations Director until his death in May 2021. During 2021, the Company paid Mr. Ribeiro R$653,320.69 (USD$121,097.44) in total cash compensation, and R$228,290.92 (USD$42,315.28) for health insurance.

UAB leases office and retail space at market rates from Santorini Negócios Imobiliários Ltda. (“Santorini”), a real estate company which was co-founded by Mr. Pereira. The lease provides for monthly payments of R$180,000 (USD$33,364.23) and is adjusted annually pursuant to the IGP-M/FGV index. The lease expires in February 2029 but can be terminated with one-month prior notice, subject to a three month early-termination penalty payment. Current owners of Santorini include Mr. Pereira’s wife, Anna Luiza Flecha de Lima da Cunha Pereira, who also manages the property, Irene Maria Flecha de Lima, Mr. Pereira’s mother-in-law, and Andrea Maria Flecha da Lima, Mr. Pereira’s sister-in-law. Total payments to Santorini in 2021 are R$2,387,193.40 (USD$442,482.55). Mr. Pereira holds no ownership interest in Santorini.

UAB also leases office space at market rates from Irene Maria Flecha de Lima, Mr. Pereira’s mother-in-law, and managed by Anna Luiza Flecha de Lima da Cunha Pereira (Mr. Pereira’s wife) and Andrea Maria Flecha da Lima (Mr. Pereira’s sister-in-law). The lease provides for monthly payments of R$17,302.66 (USD$3,207.16) and is adjusted annually pursuant to the IGP-M/FGV index. The lease expired in October 2015 but can be terminated at any time with one-month prior notice. Total payments in 2021 are R$211,512.68 (USD$39,205.32).

Mr. Pereira’s cousin, Joao Candido Cunha Pereira, represents UAB in legal court cases solely relating to the State of Paraná. These legal services are governed by a contractual relationship signed in January 2012 for an undetermined term and can be terminated at any time with 90 days’ notice. All legal rates are at or below the current market rate for such legal services. Total payments to Joao Candido Cunha Pereira in 2021 are R$6,150 (USD$1,139.94). UAB previously was also represented in legal matters by Cunha Pereira Law Firm, which was controlled by Mr. Pereira and his father. Mr. Pereira closed the Cunha Pereira Law Firm in 2016.

Proxy Statement 2022 | 66

Proxy Statement 2022  |  67

POLICIES AND PROCEDURES

We review all relationships and transactions in which we and our directors and named executive officers or their immediate family members are participants to determine whether such persons have a direct or indirect material interest. Our General Counsel’s office is primarily responsible for the development and implementation of written procedures and controls to obtain information from the directors and named executive officers with respect to related person transactions and for subsequently determining, based on the facts and circumstances disclosed to them, whether we or a related person has a direct or indirect material interest in the transaction. Transactions that are determined to be directly or indirectly material to us or a related person are disclosed as required in documents, including our proxy statement, filed with the SEC.

Our Code of Conduct discourages all conflicts of interest, requires disclosure and provides guidance on handling conflicts of interest. Under the Code of Conduct, conflicts of interest occur when private or family interests interfere in any way, or even appear to interfere, with the interests of our Company. Our restrictions on conflicts of interest under the Code of Conduct include related person transactions.

We have multiple processes for reporting conflicts of interests, and related person transactions. Under the Code of Conduct, all employees are required to report any actual or apparent conflict of interest, or potential conflict of interest, to their supervisors and all related person transactions involving our regional or market executives must be communicated in writing as part of their quarterly representation letter. This information is then reviewed by our Internal Audit Department, General Counsel, Audit Committee, our Board or our independent registered public accounting firm, as deemed necessary, and discussed with management. As part of this review, the following factors are generally considered:

•	the nature of the related person’s interest in the transaction;

•	the material terms of the transaction, including, without limitation, the amount and type of transaction;

•	the importance of the transaction to the related person;

•	the importance of the transaction to a third party;

•	the importance of the transaction to us;

•	whether the transaction would impair the judgment of a director, named executive officer or employee to act in the best interest of our Company;

•	whether the transaction might affect the status of a director as independent under the independence standards of the NYSE; and

•	any other matters deemed appropriate with respect to the particular transaction.

Ultimately, all such transactions must be approved or ratified by our Board. Any member of our Board who is a related person with respect to a transaction is recused from the review of the transaction.

In addition, our legal staff annually distributes a questionnaire to our named executive officers and members of our Board requesting certain information regarding, among other things, their immediate family members, employment and beneficial ownership interests. This information is then reviewed for any conflicts of interest under the Code of Conduct. At the completion of the annual audit, our Audit Committee and the independent registered public accounting firm review with management, insider and related person transactions and potential conflicts of interest. In addition, our internal audit function has processes in place, under its written procedure policies, to identify related person transactions and potential conflicts of interest and report them to senior management and the Audit Committee.

We also have other policies and procedures to prevent conflicts of interest. For example, our Corporate Governance Guidelines require that our Board assess the independence of the non-management directors at least annually, including a requirement that it determine whether or not any such directors have a material relationship with us, either directly or indirectly, as defined therein and as further described under “Information about our Board and its Committees — Board Independence.”

Security Ownership Information

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table shows the amount of our common stock beneficially owned (unless otherwise indicated) by our directors and nominees, our named executive officers, our current directors and named executive officers as a group, and any shareholders with over 5% of our common stock. Except as otherwise indicated, directors and named executive officers possessed sole voting and investment power with respect to all shares of common stock in the table. In addition, except as otherwise indicated, all information is as of March 21, 2022.

Name and Address of Beneficial Owner[1]	Aggregate Number of Shares Owned[2]		Percent of Class Outstanding[3]

Earl J. Hesterberg	257,615	[4]	2.0%

Daryl A. Kenningham	53,585	[5]	*

Daniel McHenry	20,118		*

Frank Grese, Jr.	22,624		*

Peter C. DeLongchamps	35,450		*

Carin M. Barth	2,131		*

Steven C. Mizell	—		*

Lincoln Pereira	153,122	[6]	*

Stephen D. Quinn	50,676		*

Steven P. Stanbrook	7,018		*

Charles L. Szews	13,478		*

Anne Taylor	807		*

MaryAnn Wright	—		*

All Directors and Named Executive Officers as a group (13 persons)	627,567	[7]	3.8%

BlackRock, Inc. 55 East 52nd Street New York, NY 10055	2,983,695	[8]	17.9%

The Vanguard Group 100 Vanguard Blvd. Malvern, PA 19355	1,910,640	[9]	11.5%

Dimensional Fund Advisors LP 6300 Bee Cave Road Building One Austin, TX 78746	1,331,041	[10]	8.0%
*	Represents less than 1% of the outstanding common stock.

[1]	Except as otherwise indicated, the mailing address of each person or entity named in the table is Group 1 Automotive, Inc., 800 Gessner, Suite 500, Houston, Texas 77024.

[2]

Includes restricted shares as to which the individual has voting, but not dispositive, power, as follows: Mr. Hesterberg (75,744 shares), Mr. Kenningham (33,429 shares), Mr. McHenry (10,687 shares), Mr. Grese (13,910 shares), Mr. DeLongchamps (14,146 shares), and Mr. Pereira (148,682 shares held in escrow, of which 113,869 shares are designated for the UAB shareholders and 34,813 shares are designated for Mr. Pereira). Does not include restricted stock units as to which the directors do not have voting or dispositive power, as follows: Ms. Barth (10,803 shares), Mr. Mizell (2,099 shares), Ms. Taylor (8,163 shares) and Ms. Wright (16,466 shares). Does not include unvested performance shares, as follows: Mr. Hesterberg (28,479 shares), Mr. Kenningham (14,996 shares), Mr. McHenry (2,992 shares), Mr. Grese (4,970 shares), Mr. DeLongchamps (5,140 shares), or 2020 performance shares that have met the performance criteria requirement, but not the time-based vesting requirement, as follows: Mr. Hesterberg (13,071 shares), Mr. Kenningham (6,354 shares), Mr. Grese (2,541 shares) and Mr. DeLongchamps (2,541 shares).

[3]	Based on total shares outstanding of 16,672,323 at March 21, 2022.

[4]

Includes 45,680 shares held by the Hesterberg Management Trust, for which Mr. Hesterberg and his spouse are co-trustees, 65,517 shares of common stock held in gift trusts for the benefit of Mr. Hesterberg’s children, for which he serves as Trustee, 4,953 shares held by Mr. Hesterberg’s spouse, and 65,517 shares held by the 2019 Family Trust for which Mr. Hesterberg’s spouse serves as Trustee.

Proxy Statement 2022 | 68

Proxy Statement 2022  |  69

[5]	Includes 18,156 shares held by the Kenningham 2018 Management Trust, for which Mr. Kenningham and his spouse are co-trustees.

[6]

Mr. Pereira has shared voting and dispositive power with respect to 118,309 shares; all such shares are owned by Abbe Investments, Ltd., a British Virgin Islands company, owned 98% by Mr. Pereira and 2% by his spouse. In addition, Mr. Pereira has sole voting, but no dispositive, power with respect to 148,682 shares held in escrow for the benefit of Mr. Pereira and João Alberto Gross Figueiró, the estate of André Ribeiro da Cunha Pereira, Maurício Vaz Rodrigues and Roger Penske, Jr., pursuant to a Stockholders’ Agreement dated February 28, 2013. Mr. Pereira has been designated the Stockholder Representative for those shares and directs voting of the shares. Of the 148,682, shares held in escrow, 34,813, shares have been designated for Mr. Pereira.

[7]

Includes 147,916 restricted shares as to which the named executive officers and directors currently have voting, but not dispositive, power, and 37,531 restricted stock units as to which the directors do not have voting or dispositive power, although the restricted stock units do count towards the Company’s stock ownership requirements. Does not include 63,874 performance shares as to which the named executive officers do not have voting rights or dispositive power.

[8]

As reported on Amendment No. 14 to Schedule 13G as of December 31, 2021 and filed with the SEC on January 27, 2022. BlackRock, Inc., as a parent holding company or control person, has sole voting power over 2,927,107 shares, sole dispositive power over 2,986,695 shares, and aggregate beneficial ownership of 2,983,695 shares. The subsidiaries of BlackRock, Inc. that acquired the shares reported by BlackRock, Inc. are as follows: BlackRock Fund Advisors (which owns 5% or greater of the outstanding shares being reported in the Amendment No. 14 to Schedule 13G), Aperio Group, LLC, BlackRock Life Limited, BlackRock Advisors, LLC, BlackRock Investment Management (UK) Limited, BlackRock Asset Management Canada Limited, BlackRock Investment Management (Australia) Limited, BlackRock (Netherlands) B.V., BlackRock Asset Management Ireland Limited, BlackRock Institutional Trust Company, National Association, BlackRock Japan Co., Ltd., BlackRock Fund Managers Ltd., BlackRock Financial Management, Inc., BlackRock Asset Management Schweiz AG and BlackRock Investment Management, LLC. The interest of one such person, iShares Core S&P Small-Cap ETF, in the common stock of the Company, is more than 5% of the total outstanding common stock.

[9]

As reported on Amendment No. 14 to Schedule 13G as of December 31, 2021 and filed with the SEC on February 10, 2022. The Vanguard Group, Inc. has shared voting power over 16,051 shares, sole dispositive power over 1,879,907 shares, shared dispositive power over 30,733 shares and aggregate beneficial ownership of 1,910,640 shares.

[10]

As reported on Amendment No. 16 to Schedule 13G dated as of December 31, 2021 and filed with the SEC on February 8, 2022, Dimensional Fund Advisors LP, or certain of its subsidiaries (collectively, “Dimensional”) serve as investment manager to certain other commingled group trusts and separate accounts (such investment companies, trusts and accounts, collectively referred to as the “Funds”). In its role as investment advisor, sub-adviser and/or manager, Dimensional possesses voting and/or investment power over shares of our common stock that are owned by the Funds, and may be deemed to be the beneficial owner of such shares held by the Funds. Dimensional has sole voting power as to 1,312,153 shares and sole dispositive power as to 1,331,041 shares. Dimensional disclaims beneficial ownership of all such securities. The Funds have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of the securities held in their respective accounts.

Questions and Answers about the

Annual Meeting

WHO IS ENTITLED TO VOTE AT THE MEETING?

Only our shareholders as of 5:00 p.m., Central Daylight Saving Time, on March 21, 2022 (the record date) are entitled to receive notice of the Annual Meeting and to vote at the meeting. On March 21, 2022, there were 16,672,323 shares of Group 1 common stock issued and outstanding and entitled to vote at the meeting.

A list of shareholders will be available and may be inspected during normal business hours for a period of at least 10 days prior to the Annual Meeting at our offices at 800 Gessner, Suite 500, Houston, Texas 77024. The list of shareholders will also be available for your review during the Annual Meeting by accessing the meeting website during the Annual Meeting. In the event there are not sufficient votes for a quorum or to approve the foregoing proposals at the time of the Annual Meeting, the Annual Meeting may be adjourned in order to permit further solicitation of proxies.

WHAT IS THE DIFFERENCE BETWEEN A SHAREHOLDER OF RECORD AND A BENEFICIAL OWNER OR STREET NAME HOLDER?

If your shares are registered directly in your name with our registrar and transfer agent, American Stock Transfer & Trust Company, LLC, you are considered a shareholder of record with respect to those shares.

If your shares are held in a brokerage account or by a bank or other nominee, you are considered the “beneficial owner” of those shares, and your shares are held in street name.

If you hold common stock in BOTH street name and as a shareholder of record, YOU MUST VOTE SEPARATELY for each position of common stock.

HOW DO I VOTE MY SHARES?

If you are a shareholder of record on the record date, you may vote in person online during the Annual Meeting or by proxy using any of the following methods:

Online — visit the website shown on the proxy card (www.proxyvote.com) and follow the instructions at that website at any time prior to 11:59 p.m., Eastern Daylight Saving Time, on May 12, 2022;

Telephone — within the United States (“U.S.”) or Canada, call the toll-free telephone number shown on the proxy card and follow the instructions at any time prior to 11:59 p.m., Eastern Daylight Saving Time, on May 12, 2022; or

Mail — if you receive a paper copy of the proxy materials, complete, sign and date the proxy card and return the proxy card in the prepaid envelope. Your proxy card must be received by the Company before the voting polls close during the Annual Meeting.

If you vote by internet or telephone, do not return your proxy card. The telephone and internet voting procedures are designed to authenticate shareholders’ identities, to allow shareholders to give their voting instructions and to confirm that shareholders’ instructions have been recorded properly.

Submitting your proxy by internet or telephone will not affect your right to vote in person online should you decide to attend the Annual Meeting.

If you want to vote in person online during the meeting, you must have a control number and access our Annual Meeting at www.virtualshareholdermeeting.com/GPI2022.

If you hold your shares in street name, you will receive instructions from your broker, bank or other nominee describing how to vote your shares. Beneficial owners voting by telephone or internet are subject to the same deadlines as described above for holders of record. If you want to vote in person, you must obtain a legal proxy from your broker, bank or other nominee and use the information provided on the legal proxy to access the Annual Meeting.

Proxy Statement 2022 | 70

Proxy Statement 2022  |  71

CAN I CHANGE MY VOTE OR REVOKE MY PROXY?

If you are a shareholder of record on the record date, you can revoke your proxy prior to the completion of voting during the Annual Meeting by:

•	delivering an executed, later-dated proxy that is received by the Corporate Secretary of the Company before the voting polls close during the Annual Meeting;

•	resubmitting your proxy by internet or telephone at any time prior to 11:59 p.m., Eastern Daylight Saving Time, on May 17, 2022;

•	delivering a written notice of revocation of the proxy to Beth Sibley, Corporate Secretary, Group 1 Automotive, Inc., 800 Gessner, Suite 500, Houston, Texas 77024 no later than May 17, 2022; or

•	voting in person online during the Annual Meeting.

Only your latest dated proxy that we receive prior to the Annual Meeting will be counted. Further, your attendance during the Annual Meeting will not automatically revoke your proxy.

If you are a street name shareholder you must follow the instructions of your broker, bank or other nominee to revoke your voting instructions. You may also vote in person online during the Annual Meeting if you obtain a legal proxy from your broker, bank or other nominee.

WHAT IS THE EFFECT OF BROKER NON-VOTES AND ABSTENTIONS AND WHAT VOTE IS REQUIRED TO APPROVE EACH PROPOSAL?

If you hold your shares in street name, you will receive instructions from your broker, bank or other nominee describing how to vote your shares. If you do not instruct your broker, bank or other nominee how to vote your shares, they may vote your shares as they decide as to each routine matter under the rules of the NYSE. Only Proposal No. 3 is considered a “routine” matter.

If you do not provide specific voting instructions to your broker on non-routine matters, your broker may not cast a vote on the proposal, resulting in a broker non-vote. Although any broker non-vote would be counted as present at the meeting for purposes of determining a quorum, it would be treated as not entitled to vote with respect to “non-routine” matters. If you are a beneficial owner holding shares through a broker, bank or other nominee and you do not provide voting instructions on certain matters, your broker may cast a vote on your behalf for Proposal No. 3, but may not cast a vote on Proposals No. 1 or 2. Abstentions occur when shareholders are present during the Annual Meeting but fail to vote or voluntarily withhold their vote for any of the matters upon which the shareholders are voting.

The table below describes the vote required for approval of each matter to be brought before the meeting, as well as the treatment of abstentions and broker non-votes as to each matter.

Proposal	Vote Required	Treatment of Abstentions	Treatment of Broker Non-Votes

1	Each nominee must receive the affirmative vote of a majority of votes cast by shareholders entitled to vote in the election of directors. Nominees who receive more “for” votes than “against” votes are elected, subject to our director resignation policy described below	No Effect	Not taken into account

2	The affirmative vote of the holders of a majority of the shares present in person online or represented by proxy and entitled to vote on the matter	Count as a vote “against”	Not taken into account

3	The affirmative vote of the holders of a majority of the shares present in person online or represented by proxy and entitled to vote on the matter	Count as a vote “against”	Brokers have discretion

We have adopted a majority vote director resignation policy, which is described in greater detail under “Director Resignation Policy.”

Our Board has appointed Earl J. Hesterberg, our President and Chief Executive Officer, and Daniel McHenry, our Senior Vice President and Chief Financial Officer, as the management proxy holders for the Annual Meeting. If you are a shareholder of record, your shares will be voted by the management proxy holders in accordance with the instructions on the proxy card you submit by mail, or the instructions provided for any proxy submitted by telephone or internet, as applicable. For shareholders who have their shares voted by duly submitting a proxy by mail, telephone or internet, unless the shareholder appropriately specifies otherwise, the management proxy holders will vote all shares represented by such valid proxies as our Board recommends.

WHAT IS A QUORUM?

There must be a quorum for the Annual Meeting to be held. A quorum will be present if the holders of a majority of the shares of common stock entitled to vote are present in person online or represented by proxy during the Annual Meeting. Our independent inspector of election, Broadridge Financial Solutions, will determine whether or not a quorum is present. There must be a quorum for the Annual Meeting to be held. Proxies received but marked as abstentions or broker non-votes will be included in the calculation of votes considered to be present during the Annual Meeting.

If less than a quorum is represented at the meeting, the Chair of the meeting or a majority of the shares so represented may adjourn the meeting from time to time without further notice, and the persons named as proxies will vote the proxies they have been authorized during the Annual Meeting in favor of such an adjournment.

In the event a quorum is present during the Annual Meeting but sufficient votes to approve any of the items proposed by our Board have not been received, the persons named as proxies may propose one or more adjournments of the meeting to permit further solicitation of proxies. A shareholder vote may be taken on one or more of the proposals in this proxy statement prior to such adjournment if sufficient proxies have been received and it is otherwise appropriate. If a quorum is present, the persons named as proxies will vote the proxies they have been authorized to vote on any other business properly brought before the meeting in favor of such an adjournment. If a quorum is initially established, but sufficient shareholders withdraw such that the meeting is left with less than a quorum, the remaining shareholders present during the meeting may continue to transact business until the meeting is adjourned or recessed.

WHO WILL BEAR THE COST OF SOLICITING VOTES FOR THE ANNUAL MEETING?

We have engaged Alliance Advisors to assist with the solicitation of proxies for a fee not to exceed $6,000, plus reimbursement for reasonable out-of-pocket expenses. We will bear all expenses of soliciting proxies. We may reimburse brokerage firms, custodians, nominees, fiduciaries and other persons representing beneficial owners of our common stock for their reasonable expenses in forwarding solicitation material to such beneficial owners. Directors, officers and employees of Group 1 may also solicit proxies in person or by other means of communication. Such directors, officers and employees will not be additionally compensated but may be reimbursed for reasonable out-of-pocket expenses in connection with such solicitation.

WHO WILL COUNT THE VOTES?

We have engaged Broadridge Financial Solutions to tabulate the votes and to serve as inspector of election during the Annual Meeting for a fee of approximately $3,500. Broadridge will separately tabulate “For,” “Against” and “Withhold” votes, abstentions and broker non-votes. Broadridge will also certify the election results and perform any other acts required by the Delaware General Corporation Law.

Proxy Statement 2022 | 72

Proxy Statement 2022  |  73

Shareholder Proposals for 2023

Annual Meeting

Pursuant to the various rules promulgated by the SEC, shareholders interested in submitting a proposal for inclusion in our proxy materials and for presentation at the 2023 Annual Meeting of Shareholders may do so by following the procedures set forth in Rule 14a-8 under the Exchange Act. In general, to be eligible for inclusion in our proxy materials, shareholder proposals must be received by our Corporate Secretary no later than December 13, 2022 and meet the requirements of Rule 14a-8. No shareholder proposal was received for inclusion in this proxy statement.

As more specifically provided for in our Bylaws, in order for a nomination of persons for election to our Board or a proposal of business (other than through Rule 14a-8) to be properly brought before our Annual Meeting of Shareholders, it must be either specified in the notice of the meeting given by our Corporate Secretary or otherwise brought before the meeting by or at the direction of our Board or by a shareholder entitled to vote and who complies with the notice procedures set forth in our Bylaws. Subject to the exception described below, a shareholder making a nomination for election to our Board or a proposal of business for the 2023 Annual Meeting of Shareholders must deliver proper notice to our Corporate Secretary no earlier than the close of business 120 days and no later than the close of business 90 days prior to the anniversary date of the 2022 Annual Meeting of Shareholders. In other words, for a shareholder nomination for election to our Board or a proposal of business to be considered at the 2023 Annual Meeting of Shareholders, it should be properly submitted to our Corporate Secretary no earlier than the close of business January 18, 2023 and no later than the close of business February 17, 2023. However, in the event that the date of an Annual Meeting is more than 30 days before or more than 60 days after the anniversary date of the preceding year’s Annual Meeting, the shareholder notice must be delivered not earlier than 120 days prior to such Annual Meeting and not later than 90 days prior to such Annual Meeting or, if the first public announcement of the date of such Annual Meeting is less than 100 days prior to the date of such Annual Meeting, the 10th day following the day on which public announcement of the date of such Annual Meeting is first made by the Company.

If we increase the number of directors to be elected at an Annual Meeting and do not make a public announcement naming all of the nominees for director and specifying the size of the increased Board at least 80 days prior to the first anniversary of the preceding year’s Annual Meeting, a shareholder’s notice regarding the nominees for the new positions created by the increase will be considered timely if it is delivered to our Corporate Secretary not later than the close of business on the 10th day following the day on which the public announcement is first made.

For each individual that a shareholder proposes to nominate as a director or propose other business (other than through Rule 14a-8) at the 2023 Annual Meeting, the shareholder’s written notice to our Corporate Secretary must include the information required by and meet the detailed requirements set forth in our Bylaws. From time to time, the GCR Committee may request additional information from the nominee or the shareholder.

2021 Annual Report

A copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2021, including the financial statements and the financial statement schedules, if any, but not including exhibits, will be furnished at no charge to each person to whom a proxy statement is delivered or made available upon the written request of such person addressed to 800 Gessner, Suite 500, Houston, TX 77024, Attn: Corporate Secretary.

HOUSEHOLDING

We may send a single set of proxy materials, as applicable, and other shareholder communications to any household at which two or more shareholders with the same last name reside, unless we have received contrary instructions from those shareholders. This process is called “householding.” This reduces duplicate mailings and saves printing and postage costs as well as natural resources. The proxy materials and other shareholder communications may be householded based on your prior express or implied consent. Shareholders who participate in householding will continue to have access to and utilize separate proxy voting instructions.

If you wish to opt out of householding, and would like to have separate copies of the proxy materials mailed to each shareholder sharing your address, or if you are receiving multiple copies and would like to receive a single copy, please contact Broadridge Financial Solutions, Inc., by calling 1-800-542-1061 or by writing Broadridge Financial Solutions, Inc., Householding Department, 51 Mercedes Way, Edgewood, NY 11717. Broadridge will promptly deliver the requested materials. Beneficial owners (street name shareholders) sharing an address who are receiving multiple copies of the proxy materials, and other shareholder communications and who wish to receive a single copy of such materials in the future will need to contact their broker, bank or other nominee to request that only a single copy of such materials be mailed to all shareholders at the shared address in the future.

However, please note that if you want to receive a paper proxy card or other proxy materials for purposes of this year’s meeting, you should follow the instructions included in the information that was sent to you.

OTHER MATTERS

As of the date of filing this proxy statement, our Board is not aware of any other business or nominee to be presented or voted upon during the Annual Meeting. If any other business or nominee is properly presented, the proxies solicited by our Board will provide the proxy holders with the authority to vote on those matters and nominees in accordance with such persons’ discretion. Where a shareholder has appropriately specified how a proxy is to be voted, it will be voted by the proxy holders in accordance with the specification.

By Order of the Board of Directors,

Beth Sibley

Corporate Secretary

Proxy Statement 2022 | 74

Proxy Statement 2022  |  75

Appendix A — Non-GAAP Financial

Measures

In addition to reporting our financial information in our Annual Report on Form 10-K using U.S. Generally Accepted Accounting Principles (“GAAP”), certain non-GAAP financial measures are used with respect to our annual incentive compensation and to evaluate the Company’s financial performance. Such non-GAAP financial measures include (i) adjusted operating cash flow, (ii) adjusted EPS, and (iii) adjusted net income, each of which are described further below. The Company does not intend for the information to be considered in isolation or as a substitute for the related GAAP financial measures. Other companies may define and calculate the measures differently than we do, limiting the usefulness of the measures for comparison with other companies.

In addition to evaluating the financial condition and results of our operations in accordance with U.S. GAAP, from time to time our management evaluates and analyzes results and any impact on the Company of strategic decisions and actions relating to, among other things, cost reduction, growth, profitability improvement initiatives, and other events outside of normal, or “core,” business and operations, by considering alternative financial measures not prepared in accordance with U.S. GAAP. In our evaluation of results from time to time, we exclude items that do not arise directly from core operations, such as non-cash asset impairment charges, out-of-period adjustments, legal matters, gains and losses on dealership franchise or real estate transactions, and catastrophic events, such as hailstorms, hurricanes, and snow storms. Because these non-core charges and gains materially affect the Company’s financial condition or results in the specific period in which they are recognized, management also evaluates, and makes resource allocation and performance evaluation decisions based on, the related non-GAAP measures excluding such items. This includes evaluating measures such as adjusted selling, general and administrative expenses, adjusted net income, adjusted diluted earnings per share, and constant currency. These adjusted measures are not measures of financial performance under U.S. GAAP, but are instead considered non-GAAP financial performance measures. Non-GAAP measures do not have definitions under U.S. GAAP and may be defined differently by, and not be comparable to similarly titled measures used by, other companies. As a result, any non-GAAP financial measures considered and evaluated by management are reviewed in conjunction with a review of the most directly comparable measures calculated in accordance with U.S. GAAP. We caution investors not to place undue reliance on such non-GAAP measures, but also to consider them with the most directly comparable U.S. GAAP measures.

In addition to using such non-GAAP measures to evaluate results in a specific period, management believes that such measures may provide more complete and consistent comparisons of operational performance on a period-over-period historical basis and a better indication of expected future trends. Our management also uses these adjusted measures in conjunction with U.S. GAAP financial measures to assess our business, including communication with our Board of Directors, investors, and industry analysts concerning financial performance. We disclose these non-GAAP measures, and the related reconciliations, because we believe investors use these metrics in evaluating longer-term period-over-period performance, and to allow investors to better understand and evaluate the information used by management to assess operating performance. The exclusion of certain expenses in the calculation of non-GAAP financial measures should not be construed as an inference that these costs are unusual or infrequent. We anticipate excluding these expenses in the future presentation of our non-GAAP financial measures.

In addition, we evaluate our results of operations on both an as reported and a constant currency basis. The constant currency presentation, which is a non-GAAP measure, excludes the impact of fluctuations in foreign currency exchange rates. We believe providing constant currency information provides valuable supplemental information regarding our underlying business and results of operations, consistent with how we evaluate our performance. We calculate constant currency percentages by converting our current period reported results for entities reporting in currencies other than U.S. dollars using comparative period exchange rates rather than the actual exchange rates in effect during the respective periods. The constant currency performance measures should not be considered a substitute for, or superior to, the measures of financial performance prepared in accordance with U.S. GAAP. The Same Store amounts presented include the results of dealerships for the identical months in each period presented in comparison, commencing with the first full month in which the dealership was owned by us and, in the case of dispositions, ending with the last full month it was owned by us. Same Store results also include the activities of our corporate headquarters.

Certain amounts in the financial statements may not compute due to rounding. All computations have been calculated using unrounded amounts for all periods presented.

RECONCILIATION OF CERTAIN NON-GAAP FINANCIAL MEASURES — CONSOLIDATED

(Unaudited)

(In millions, except per share data)

	Year Ended December 31, 2021

	U.S. GAAP	Loss on interest rate swaps	Catastrophic events	Dealership and real estate transactions	Acquisition costs	Legal matters	Asset impairments	Tax rate changes	Non-GAAP adjusted

SG&A expenses	$1,477.2	$—	$(2.8)	$4.4	$(13.4)	$5.3	$—	$—	$1,470.7

Asset impairments	$1.7	$—	$—	$—	$—	$—	$(1.7)	$—	$—

Income (loss) from operations	$884.4	$—	$2.8	$(4.4)	$13.4	$(5.3)	$1.7	$—	$892.6

Floorplan interest expense	$27.6	$(4.8)	$—	$—	$—	$—	$—	$—	$22.9

Income (loss) before income taxes	$800.9	$4.8	$2.8	$(4.4)	$13.4	$(5.3)	$1.7	$—	$813.9

Less: Provision (benefit) for income taxes	175.5	1.1	0.6	(1.0)	3.0	(1.2)	0.4	1.9	180.3

Net income (loss) from continuing operations	625.4	3.7	2.2	(3.4)	10.5	(4.2)	1.3	(1.9)	633.7

Less: Earnings (loss) allocated to participating securities	21.0	0.1	0.1	(0.1)	0.4	(0.1)	—	(0.1)	21.3

Net income (loss) from continuing operations available to diluted common shares	$604.4	$3.6	$2.1	$(3.3)	$10.1	$(4.0)	$1.3	$(1.8)	$612.4

Diluted earnings (loss) per common share from continuing operations	$34.11	$0.20	$0.12	$(0.19)	$0.57	$(0.23)	$0.07	$(0.10)	$34.55

Effective tax rate	21.9%								22.1%

SG&A as % gross profit[1]	60.5%								60.3%

Operating margin[2]	6.6%								6.6%

Pretax margin[3]	5.9%								6.0%

Same Store SG&A expenses	$1,415.9	$—	$(2.8)	$2.1	$(13.4)	$5.3	$—	$—	$1,407.1

Same Store SG&A as % gross profit[1]	60.2%								59.9%

Same Store income (loss) from operations	$858.0	$—	$2.8	$(2.1)	$13.4	$(5.3)	$1.7	$—	$868.5

Same Store operating margin[2]	6.6%								6.7%

Proxy Statement 2022 | 76

Proxy Statement 2022  |  77

	U.S. GAAP	Non-GAAP adjustments	Non-GAAP adjusted

Net (loss) income from discontinued operations	$(73.3)	$81.8	$8.5

Less: (loss) earnings allocated to participating securities	(2.5)	2.8	0.3

Net (loss) income from discontinued operations available to diluted common shares	$(70.9)	$79.1	$8.2

Net income	$552.1	$90.0	$642.1

Less: earnings allocated to participating securities	18.5	3.0	21.6

Net income available to diluted common shares	$533.6	$87.0	$620.6

Diluted (loss) earnings per common share from discontinued operations	$(4.00)	$4.47	$0.46

Diluted earnings per common share from continuing operations	34.11	0.45	34.55

Diluted earnings per common share	$30.11	$4.91	$35.02

[1]	Adjusted SG&A as % of gross profit excludes the impact of SG&A reconciling items above.

[2]	Adjusted operating margin excludes the impact of SG&A reconciling items above and asset impairment charges.

[3]	Adjusted pretax margin excludes the impact of SG&A reconciling items above, asset impairment charges and a loss on interest rate swaps.

RECONCILIATION OF CERTAIN NON-GAAP FINANCIAL MEASURES — CONSOLIDATED

(Unaudited)

(In millions, except per share data)

	Year Ended December 31, 2020
	U.S. GAAP	Dealership and real estate transactions	Severance costs	Legal matters	Out-of- period adjustment	Asset impairments	Loss on extinguishment of debt	Non-GAAP adjusted

SG&A expenses	$1,138.2	$5.3	$(1.2)	$2.7	$(10.6)	$—	$—	$1,134.5

Asset impairments	$26.7	$—	$—	$—	$—	$(26.7)	$—	$—

Income (loss) from operations	$495.7	$(5.3)	$1.2	$(2.7)	$10.6	$26.7	$—	$526.1

Loss on extinguishment of debt	$13.7	$—	$—	$—	$—	$—	$(13.7)	$—

Income (loss) before income taxes	$380.8	$(5.3)	$1.2	$(2.7)	$10.6	$26.7	$13.7	$424.9

Less: Provision (benefit) for income taxes	84.2	(1.1)	0.2	(0.6)	0.8	5.5	3.0	92.0

Net income (loss) from continuing operations	296.7	(4.2)	1.0	(2.1)	9.7	21.2	10.7	333.0

Less: Earnings (loss) allocated to participating securities	10.6	(0.2)	—	(0.1)	0.3	0.8	0.4	11.9

Net income (loss) from continuing operations available to diluted common shares	$286.0	$(4.0)	$1.0	$(2.1)	$9.4	$20.4	$10.3	$321.0

Diluted earnings (loss) per common share from continuing operations	$16.06	$(0.23)	$0.05	$(0.12)	$0.53	$1.15	$0.58	$18.03

Effective tax rate	22.1%							21.6%

SG&A as % gross profit[1]	65.6%							65.4%

Operating margin[2]	4.7%							5.0%

Pretax margin[3]	3.6%							4.0%

Same Store SG&A expenses	$1,123.3	$—	$(1.2)	$2.7	$(10.6)	$—	$—	$1,114.2

Same Store SG&A as % gross profit[1]	65.7%							65.1%

Same Store income (loss) from operations	$493.8	$—	$1.2	$(2.7)	$10.6	$21.9	$—	$524.7

Same Store operating margin[2]	4.7%							5.0%

	U.S. GAAP	Non-GAAP adjustments	Non-GAAP adjusted

Net (loss) income from discontinued operations	$(10.2)	$10.8	$0.6

Less: (loss) earnings allocated to participating securities	(0.4)	0.4	—

Net (loss) income from discontinued operations available to diluted common shares	$(9.8)	$10.4	$0.6

Net income	$286.5	$47.1	$333.5

Less: earnings allocated to participating securities	10.3	1.7	12.0

Net income available to diluted common shares	$276.2	$45.4	$321.6

Diluted (loss) earnings per common share from discontinued operations	$(0.55)	$0.58	$0.03

Diluted earnings per common share from continuing operations	16.06	1.97	18.03

Diluted earnings per common share	$15.51	$2.55	$18.06

[1]	Adjusted SG&A as % of gross profit excludes the impact of SG&A reconciling items above.

[2]	Adjusted operating margin excludes the impact of SG&A reconciling items above and asset impairment charges.

[3]	Adjusted pretax margin excludes the impact of SG&A reconciling items above, asset impairment charges and a loss on extinguishment of debt.

The following table reconciles cash flows on a GAAP basis to the corresponding adjusted amounts (in millions):

	Years Ended December 31,

	2021	2020

CASH FLOWS FROM OPERATING ACTIVITIES:

Net cash provided by operating activities:	$1,259.6	$805.4

Change in Floorplan notes payable — credit facility and other, excluding floorplan offset and net acquisitions and dispositions	(491.5)	(313.7)

Change in Floorplan notes payable — manufacturer affiliates associated with net acquisitions and dispositions and floorplan offset activity	(12.7)	12.0

Adjusted net cash provided by operating activities	$755.5	$503.7

CASH FLOWS FROM INVESTING ACTIVITIES:

Net cash used in investing activities:	$(1,251.7)	$(74.7)

Change in cash paid for acquisitions, associated with Floorplan notes payable	137.9	—

Change in proceeds from disposition of franchises, property and equipment, associated with Floorplan notes payable	(7.0)	(8.6)

Adjusted net cash used in investing activities	$(1,120.8)	$(83.3)

CASH FLOWS FROM FINANCING ACTIVITIES:

Net cash used in financing activities:	$(74.0)	$(668.1)

Change in Floorplan notes payable, excluding floorplan offset	373.2	310.3

Adjusted net cash provided by (used in) financing activities	$299.2	$(357.8)

Proxy Statement 2022 | 78

INTEGRITY

We conduct ourselves with the highest level of ethics, both personally and professionally, when we sell to and perform services for our customers, and we never compromise our honesty.

TRANSPARENCY

We promote open and honest communication between each other and with our customers.

RESPECT

We treat everyone, customers, colleagues and other stakeholders alike, with dignity and equality.

TEAMWORK

We put the interests of the group first, before our individual interests, as we know that success only comes when we work together.

PROFESSIONALISM

We set our standards high, so that we can exceed expectations and strive for perfection in everything we do.

GROUP 1 AUTOMOTIVE®
800 Gessner, Suite 500 | Houston, TX 77024

GROUP 1 AUTOMOTIVE, INC.
800 GESSNER ROAD
SUITE 500
HOUSTON, TX 77024

VOTE BY INTERNET - www.proxyvote.com or scan the QR Barcode above
Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. ET on May 17, 2022. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to www.virtualshareholdermeeting.com/GPI2022
You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. ET on May 17, 2022. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
KEEP THIS PORTION FOR YOUR RECORDS

— — — — — — — — — — — — —  — — — — — — — — — — — — — — — — — — — —  — — — — — — — — — — — — — — — — — — — —  — — — — — — — — —

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

			For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends you vote FOR the following:
			☐	☐	☐
1.	Election of Directors
Nominees:

01) Carin M. Barth		02) Earl J. Hesterberg		03) Steven C. Mizell		04) Lincoln Pereira Filho	05) Stephen D. Quinn
06) Steven P. Stanbrook		07) Charles L. Szews		08) Anne Taylor		09) MaryAnn Wright

The Board of Directors recommends you vote FOR proposals 2 and 3.								For	Against	Abstain
2.	Advisory Vote on Executive Compensation.							☐	☐	☐
3.	Ratification of the appointment of Deloitte & Touche LLP as independent registered public accounting firm of the Company for the fiscal year ending December 31, 2022.							☐	☐	☐
NOTE: In their discretion, such attorney-in-fact and proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment or postponement thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date					Signature (Joint Owners)		Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Annual Report on Form 10-K for the fiscal year ended December 31, 2021 are available at

www.proxyvote.com

— — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — —

GROUP 1 AUTOMOTIVE, INC.

ANNUAL MEETING OF SHAREHOLDERS - MAY 18, 2022

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

The undersigned hereby revokes all prior proxies and appoints Earl J. Hesterberg and Daniel McHenry, and each of them, as proxies with full power of substitution, to represent and to vote all shares of common stock of Group 1 Automotive, Inc. which the undersigned is entitled to vote, at the Annual Meeting of Shareholders to be held on May 18, 2022 at 10:00 a.m., Central Daylight Saving Time, virtually at www.virtualshareholdermeeting.com/GPI2022, and at any adjournment or postponement thereof, on any matter properly coming before the meeting, and specifically the matters described on the reverse side hereof.

This proxy, when properly executed, will be voted in the manner directed herein by the undersigned. If no direction is given, this proxy will be voted FOR the nominees set forth in proposal 1, FOR proposal 2 and FOR proposal 3. This proxy also delegates discretionary authority to vote upon such other matters as may properly come before the 2022 Annual Meeting of Shareholders or at any adjournment or postponement thereof. Please see the accompanying proxy statement for additional details.

Continued and to be signed on reverse side